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Exhibit 1

Exhibit 1

Report of independent registered public accounting firm

PricewaterhouseCoopers Société à responsabilité limitée Réviseur d'entreprises
To the shareholders of Millicom International Cellular S.A.	400, route d'Esch B.P. 1443 L-1014 Luxembourg Téléphone +352 494848-1 Facsimile +352 494848-2900

We have audited the accompanying consolidated balance sheets of Millicom International Cellular S.A. and its subsidiaries (the "Company") as of December 31, 2003 and 2002, and the related consolidated statements of profit and loss, changes in shareholders' equity and cash flows for the three years ended December 31, 2003, 2002 and 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Millicom International Cellular S.A. and its subsidiaries as of December 31, 2003 and 2002, and the results of their operations, changes in shareholders' equity and cash flows for each of the three years ended December 31, 2003, 2002 and 2001, in conformity with International Financial Reporting Standards as published by the International Accounting Standards Board.

As discussed in Note 2 to the financial statements, the Company changed its method of accounting under International Financial Reporting Standards for available-for-sale securities in 2003.

International Financial Reporting Standards vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences, after giving effect to the restatement described in Note 31, is presented in Note 31 to the consolidated financial statements.

PricewaterhouseCoopers S.à r.l. Réviseur d'entreprises	Luxembourg, March 31, 2004, except for Note 31 as to which the date is April 30, 2004 and except for Note 20 and Note 22 as to which the date is January 10, 2005

Millicom International Cellular S.A.

Consolidated balance sheets

As of December 31, 2003 and 2002

	Notes	2003	2002
		US$ '000	US$ '000
ASSETS
NON-CURRENT ASSETS
Intangible assets
Goodwill, net	4	49,578	10,172
Licenses, net	5	30,889	84,471
Other intangible assets, net	6	5,148	4,919
Property, plant and equipment, net	7	487,746	458,933
Financial assets
Investment in Tele2 AB shares	8	479,040	164,031
Investment in other securities	9	25,397	56,355
Investments in associates	3	1,340	1,013
Pledged deposits	11	31,530	32,921
Deferred taxation	23	5,226	8,470

TOTAL NON-CURRENT ASSETS		1,115,894	821,285

CURRENT ASSETS
Financial assets
Investment in Tele2 AB shares	8	—	101,540
Investment in other securities	9	15,291	—
Inventories	12	10,941	6,962
Trade receivables, net	13	113,750	113,221
Amounts due from joint ventures	3	13,137	14,053
Amounts due from other related parties	29	2,905	6,806
Prepayments and accrued income		19,739	14,148
Other current assets	14	49,583	38,453
Time deposits	15	32,880	16,200
Cash and cash equivalents	16	148,829	70,451

TOTAL CURRENT ASSETS		407,055	381,834

TOTAL ASSETS		1,522,949	1,203,119

The accompanying notes are an integral part of these consolidated financial statements.

	Notes	2003	2002
		US$ '000	US$ '000
SHAREHOLDERS' EQUITY AND LIABILITIES
SHAREHOLDERS' EQUITY	17
Share capital and premium		239,876	281,989
Treasury stock		(8,833)	(54,521)
2% PIK Notes—equity component		16,006	—
Legal reserve		4,256	4,256
Retained losses brought forward		(446,110)	(57,719)
Net profit/(loss) for the year		178,823	(385,143)
Currency translation reserve		(69,198)	(84,121)

TOTAL SHAREHOLDERS' EQUITY		(85,180)	(295,259)

Minority interest		26,571	23,733

LIABILITIES
NON-CURRENT LIABILITIES
13.5% Senior Subordinated Notes	18	—	912,539
10% Senior Notes	18	536,036	—
2% PIK Notes—debt component	18	50,923	—
5% Mandatory Exchangeable Notes—debt component	18	327,635	—
Embedded derivative on the 5% Mandatory Exchangeable Notes	18	103,457	—
Other debt and financing	18	126,150	159,370
Deferred taxation	23	33,944	26,874

TOTAL NON-CURRENT LIABILITIES		1,178,145	1,098,783

CURRENT LIABILITIES
Other debt and financing	18	132,664	156,666
Trade payables		112,764	90,945
Amounts due to shareholders	29	—	4,021
Amounts due to other related parties	29	608	6,487
Accrued interest and other expenses		44,673	42,745
Other current liabilities	19	112,704	74,998

TOTAL CURRENT LIABILITIES		403,413	375,862

TOTAL LIABILITIES		1,581,558	1,474,645

TOTAL SHAREHOLDERS' EQUITY AND LIABILITIES		1,522,949	1,203,119

The accompanying notes are an integral part of these consolidated financial statements.

Millicom International Cellular S.A

Consolidated statements of profit and loss

for the years ended December 31, 2003, 2002 and 2001

	Notes	2003	2002	2001
		US$ '000	US$ '000	US$ '000
Revenues	20	647,104	605,186	644,570
Cost of sales	20,22	(258,002)	(259,530)	(274,591)

GROSS PROFIT		389,102	345,656	369,979
Sales and marketing		(87,575)	(80,941)	(95,463)
General and administrative expenses	22	(108,449)	(186,491)	(181,764)
Gain from sale of subsidiaries and joint ventures, net	22	2,213	88,814	35,047
Other operating expenses	4,22	(32,776)	(44,725)	(35,013)

OPERATING PROFIT		162,515	122,313	92,786
Gain (loss) and valuation movement on investment in securities	8,9	246,760	(299,963)	(15,931)
Interest expense	18	(135,172)	(185,959)	(209,912)
Interest income		4,836	12,726	22,768
Other financial income	18,23	96,748	42,247	11,596
Fair value result on financial instruments	10,18	(84,578)	(7,858)	(9,914)
Exchange loss, net	18	(45,602)	(23,483)	(17,313)
Profit (loss) from associates	20	380	62	(3,112)

PROFIT (LOSS) BEFORE TAXES AND MINORITY INTEREST		245,887	(339,915)	(129,032)
Charge for taxes	23	(52,369)	(22,734)	(8,217)

PROFIT (LOSS) BEFORE MINORITY INTEREST		193,518	(362,649)	(137,249)
Minority interest		(14,695)	(22,494)	(804)

NET PROFIT (LOSS) FOR THE YEAR		178,823	(385,143)	(138,053)

Basic earnings (loss) per common share (US$) (i)	30	2.74	(5.90)	(2.12)

Diluted earnings (loss) earnings per common share, (US$) (i)	30	2.26	(5.90)	(2.12)

(i)
After stock split of February 20, 2004 (Notes 17 and 32).

The accompanying notes are an integral part of these consolidated financial statements.

Millicom International Cellular S.A

Consolidated statements of cash flows

for the years ended December 31, 2003, 2002 and 2001

	Notes	2003	2002	2001
		US$ '000	US$ '000	US$ '000
Net cash provided by operating activities	24	184,360	72,581	103,969

Cash flow from investing activities
Acquisition of subsidiaries and joint ventures, net of cash acquired	25	1,028	(2,000)	(22,978)
Increase in investments in associates		—	—	(29,213)
Cash impact of change in consolidation method		112	—	470
Proceeds from the disposal of subsidiaries and joint ventures, net of cash disposed	26	8,848	135,071	19,251
Purchase of licenses and other intangible assets		(3,569)	(5,205)	(18,323)
Purchase of investments in securities	9	(45,328)	(186)	(1,728)
Proceeds from the disposal of investments in securities	8	33,291	167,082	125,195
Purchase of property, plant and equipment		(86,452)	(135,818)	(192,177)
Disposal of property, plant and equipment		3,296	307	16,873
Decrease/(Increase) in amounts due from joint ventures		865	(7,131)	(35,372)
Decrease/(Increase) in pledged deposits		10,116	(16,506)	(39,083)
(Increase)/Decrease in time deposits		(17,796)	6,051	10,011

Net cash provided (used) by investing activities		(95,589)	141,665	(167,074)

Cash flow from financing activities
Proceeds from the issuance of debt and other financing		969,607	182,828	379,957
Repayment of debt and other financing		(899,008)	(363,584)	(358,294)
Cash outflows related to debt restructuring		(68,068)	—	—
Payment of dividends to minority interests		(12,541)	(16,536)	—
Payments (to)/from shareholders		(1,628)	—	905
Net (purchase) sale of treasury stocks		—	(2,488)	8

Net cash (used) provided by financing activities		(11,638)	(199,780)	22,576

Effect of exchange rate changes on cash balances		1,245	(291)	1,884

Net increase (decrease) in cash and cash equivalents		78,378	14,175	(38,645)
Cash and cash equivalents, beginning		70,451	56,276	94,921

Cash and cash equivalents, ending		148,829	70,451	56,276

The accompanying notes are an integral part of these consolidated financial statements.

Millicom International Cellular S.A.

Consolidated statements of changes in shareholders' equity

for the years ended December 31, 2003, 2002 and 2001

	Number of shares outstanding(iii)	Number of shares held in the Group(iii)	Share capital	Share premium	Treasury stock	2% PIK Notes(ii)	Revaluation reserve	Accumulated profit and loss account	Other reserves(i)
	'000	'000	US$ '000	US$ '000	US$ '000	US$ '000	US$ '000	US$ '000	US$ '000
Balance as of January 1, 2001	94,333	(29,181)	141,500	137,490	(52,041)	—	17,736	83,683	(32,441)
Transfer to legal reserve	—	—	—	—	—	—	—	(3,349)	3,349
Shares issued/sold via the exercise of options during the year	500	1	749	2,250	8	—	—	—	—
Loss for the year	—	—	—	—	—	—	—	(138,053)	—
Movement in revaluation reserve	—	—	—	—	—	—	(79,061)	—	—
Movement in currency translation reserve	—	—	—	—	—	—	—	—	(12,926)

Balance as of December 31, 2001	94,833	(29,180)	142,249	139,740	(52,033)	—	(61,325)	(57,719)	(42,018)
Loss for the year	—	—	—	—	—	—	—	(385,143)	—
Shares purchased during the year	—	(515)	—	—	(2,488)	—	—	—	—
Prolonged decrease in market value of Tele2 AB shares	—	—	—	—	—	—	61,325	—	—
Movement in currency translation reserve	—	—	—	—	—	—	—	—	(37,847)

Balance as of December 31, 2002	94,833	(29,695)	142,249	139,740	(54,521)	—	—	(442,862)	(79,865)
Effect of consolidation of El Salvador	—	—	—	—	—	—	—	(3,248)	—
Profit for the year	—	—	—	—	—	—	—	178,823	—
Issuance of 2% PIK Notes—equity component	—	—	—	—	—	16,248	—	—	—
Disposal/Cancellation of treasury stock	(28,863)	29,040	(43,294)	—	45,688	—	—	—	—
Conversion of 2% PIK Notes	350	—	524	657	—	(242)	—	—	—
Movement in currency translation reserve	—	—	—	—	—	—	—	—	14,923

Balance as of December 31, 2003	66,320	(655)	99,479	140,397	(8,833)	16,006	—	(267,287)	(64,942)

(i)
Other reserves at December 31, 2003 consist of a $(69,198,000) currency translation reserve (2002: $(84,121,000), 2001: $(46,274,000)) and a $4,256,000 legal reserve (2002: $4,256,000, 2001: $4,256,000).

(ii)
See Note 18.

(iii)
After stock split of February 20, 2004 (Notes 17 and 32).

The accompanying notes are an integral part of these consolidated financial statements.

Millicom International Cellular S.A.

Notes to the consolidated financial statements

As of December 31, 2003, 2002 and 2001

1. ORGANIZATION

        Millicom International Cellular S.A. (the "Company"), a Luxembourg Société Anonyme, and its subsidiaries, joint ventures and associates (the "Group" or "MIC") is a global operator of cellular telephone services in the world's emerging markets. As of December 31, 2003, MIC has interests in 16 cellular systems in 15 countries, focusing on emerging markets in Asia, Latin America and Africa. The Company's shares are traded on the NASDAQ National Market under the symbol MICC and on the Luxembourg stock exchange. The Company has its registered office at 75, Route de Longwy, L-8080, Bertrange, Grand-Duchy of Luxembourg.

        MIC's cellular telephone interests operate through strategic entities operating in major geographic regions of the world (Note 3). MIC's cellular telephone interests in Asia include operations in Cambodia, Lao, Pakistan, Sri Lanka and Vietnam. MIC's interests in Latin America include operations in Bolivia, El Salvador, Guatemala, Honduras and Paraguay. MIC's interests in Africa include operations in Ghana, Mauritius, Senegal, Sierra Leone and Tanzania.

        In 2003, MIC sold its interest in its operation in Colombia. In 2002, MIC disposed of MIC Systems, including MACH, its GSM clearing-house, and disposed of its operation in the Philippines. In 2001, MIC disposed of FORA Telecom, its Russian segment (Note 22).

        The Group was formed in December 1990 when Industriförvaltnings AB Kinnevik ("Kinnevik"), a company established in Sweden, and Millicom Incorporated ("Millicom"), a corporation established in the United States of America, contributed their respective interests in international cellular joint ventures to form the Group. During 1992, the Group was restructured under a new ultimate parent company, maintaining the same name. On December 31, 1993, Millicom was merged ("the Merger") into a wholly owned subsidiary of MIC, MIC-USA Inc. ("MIC-USA") a Delaware corporation, and the outstanding shares of Millicom's common stock were exchanged for approximately 46.5% of MIC's common stock outstanding at that time.

        The Board of Directors has approved these financial statements on February, 25 2004 for issuance.

2. SUMMARY OF CONSOLIDATION AND ACCOUNTING POLICIES

Basis of preparation

        The consolidated financial statements of the Group are presented in U.S. dollars and have been prepared in accordance with International Financial Reporting Standards ("IFRS") as published by the International Accounting Standards Board. The consolidated financial statements have been prepared under the historical cost convention as modified by the revaluation of certain financial assets and liabilities. These consolidated financial statements are not prepared for the purposes of statutory filing.

        The Group has experienced significant losses during the last two years and has negative shareholders' equity of $85,180,000 as of December 31, 2003. The Group has substantial outstanding debt, significant debt service obligations and capital requirements. Management of the Group has taken certain measures to restructure the operations of the Group and reduce the extent of its obligations. This has included the disposal of certain businesses and investments during 2003 and 2002 (see Note 22). Further, the Group has made an exchange offer to holders of the 13.5% Senior Subordinated Notes (see Note 18). Management expects that the Group will generate sufficient cash from operations to meet its obligations as they come due and the financial statements have been prepared on the basis that the Group is a going concern.

        The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although these estimates are based on management's best knowledge of current events and actions, actual results ultimately may differ from those estimates.

Changes in accounting policies

        The consolidated financial statements are prepared in accordance with consolidation and accounting policies consistent with the consolidated financial statements as of December 31, 2002, except for the accounting policy with respect to the unrealised gains and losses of available-for-sale securities. Prior to January 1, 2003 these gains or losses were recorded within shareholders' equity under a caption "revaluation reserve". When the securities were sold, impaired or there was a significant and prolonged decline in the fair value below acquisition cost, the accumulated fair value adjustments were included in the consolidated statements of profit and loss as gains and losses on investment securities.

        As from January 1, 2003 management determined that it was more appropriate to record the change in fair value of available-for-sale securities in the consolidated statements of profit and loss. As discussed in Note 18, the 5% Mandatory Exchangeable Notes are mandatorily exchangeable into shares of Tele2 AB, which MIC records as available-for-sale securities. Management believes that the issuance of the 5% Mandatory Exchangeable Notes and the investment in the Tele2 AB shares are related transactions. Therefore, recording the change in fair value of the Tele2 AB shares and the derivative embedded in the 5% Mandatory Exchangeable Notes (Note 18) together in the Company's financial statements, best reflects the economic substance of the transaction. Because the change in fair value of the embedded derivative is recorded in MIC's statement of profit and loss, the Board of Directors decided to change the accounting policy for fair value adjustments of available-for-sale securities and to record these adjustments in the consolidated statement of profit and loss as from January 1, 2003. MIC adopted the allowed alternative treatment for change in accounting policy as defined in IAS 8 "Net Profit or Loss for the Period, Fundamental Errors and Changes in Accounting Policies", which requires any adjustment resulting from retrospective application of the change in accounting policy to be included in the determination of the net profit of loss for the current period. Because MIC recorded an impairment loss in the statement of profit and loss based on the value of available for sale securities as of December 31, 2002, only the change in value from January 1 to December 31, 2003 has been recorded to reflect the change in accounting principle at December 31, 2003. Had MIC applied the same accounting principle in prior years the retained losses and losses for the years ended December 31, 2002 and 2001 would have been as follows:

	2002	2001
	US$ '000	US$ '000
Net loss as reported for the year	(385,143)	(138,053)
Effect of change in accounting policy with respect to the fair value adjustments of available-for-sale securities	61,325	(79,061)

Net loss as adjusted for the year	(323,818)	(217,114)

        The reconciliation between retained profits (losses) as previously reported and retained losses as adjusted is as follows:

	2002	2001
	US$ '000	US$ '000
Retained (losses) profits as reported as of January 1	(57,719)	80,334
Effect of change in accounting policy with respect to the fair value adjustments of available-for-sale securities	(61,325)	17,736
Retained (losses) profits as restated as of January 1	(119,044)	98,070
Net loss as adjusted for the year	(323,818)	(217,114)

Retained losses as restated as of the end of the year	(442,862)	(119,044)

        The consolidated financial statements are prepared in accordance with the following significant consolidation and accounting policies:

a) Group accounting

  Subsidiaries

        Subsidiaries, which are those entities (including Special Purpose Entities) in which the Group has an interest of more than one half of the voting rights or otherwise has power to govern the financial and operating policies, are consolidated.

        The existence and effect of potential voting rights that are presently exercisable or presently convertible are considered when assessing whether the Group controls another entity.

        Subsidiaries are consolidated from the date on which control is transferred to the Group and are no longer consolidated from the date that control ceases. The purchase method of accounting is used to account for the acquisition of subsidiaries. The cost of an acquisition is measured as the fair value of the assets given up, shares issued or liabilities undertaken at the date of acquisition plus costs directly attributable to the acquisition. The excess of the cost of acquisition over the fair value of the net assets of the subsidiary acquired is recorded as goodwill. See Note 2(b) for the accounting policy on goodwill. Intercompany transactions, balances and unrealized gains on transactions between group companies are eliminated; unrealized losses are also eliminated unless cost cannot be recovered. Where necessary, accounting policies of subsidiaries have been changed to ensure consistency with the policies adopted by the Group.

  Joint ventures

        Entities that are jointly controlled are consolidated using the proportional method which combines the Group's assets, liabilities, income and expenses with the Group's share of the assets, liabilities, income and expenses of the joint ventures in which the Group has an interest.

        The Group recognizes the portion of gains or losses on the sale of assets by the Group to the joint venture that is attributable to the other parties in the joint venture. The Group does not recognize its share of profits or losses from the joint venture that results from the purchase of assets by the Group from the joint venture until it resells the assets to an independent party. However, if a loss on the transaction provides evidence of a reduction in the net realizable value of current assets or an impairment loss, the loss is recognized immediately.

  Associates

        Investments in associates are accounted for using the equity method of accounting. Under this method the Company's share of the post-acquisition profits or losses of associates is recognized in the consolidated statements of profit and loss. The cumulative post-acquisition movements are adjusted against the cost of the investment. Associates are entities over which the Group generally has between 20% and 50% of the voting rights, or over which the Group has significant influence, but which it does not control. Unrealized gains on transactions between the Group and its associates are eliminated to the extent of the Group's interest in the associates; unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. The Group's investment in associates includes goodwill (net of accumulated amortization) on acquisition. When the Group's share of losses in an associate equals or exceeds its interest in the associate, the Group does not recognize further losses, unless the Group has incurred obligations or made payments on behalf of the associates.

b) Goodwill

        The excess of cost of an acquisition over the Group's share in the fair value of the net identifiable assets of the acquired subsidiary, joint venture or associate at the date of transaction is recorded as Goodwill and recognized as an asset in the balance sheet. Goodwill is amortized using the straight-line method over its estimated useful life but not longer than 20 years. Goodwill on associates is included in their carrying value in the caption "Investments in associates".

        At each balance sheet date the Group assesses whether there is any indication of impairment of its recorded goodwill. If such indications exist an analysis is performed to assess whether the carrying amount of goodwill is fully recoverable. A write-down is made if the carrying amount exceeds the recoverable amount.

        Negative goodwill represents the excess of the fair value of the Group's share of the net assets acquired over the cost of acquisition. Negative goodwill is presented in the same balance sheet classifications as goodwill. To the extent that negative goodwill relates to expectations of future losses and expenses that are identified in the Group's plan for the acquisition and can be measured reliably, but which do not represent identifiable liabilities, that portion of negative goodwill is recognized in the income statement when the future losses and expenses are recognized. Any remaining negative goodwill, not exceeding the fair values of the identifiable non-monetary assets acquired, is recognized in the consolidated statements of profit and loss over the remaining weighted average useful life of the identifiable acquired depreciable/amortizable assets; negative goodwill in excess of the fair values of those assets is recognized in the consolidated statements of profit and loss immediately.

c) Licenses

        The carrying value of licenses for the right to provide mobile cellular, wireless and other telephone services as well as related ancillary services held by joint ventures and subsidiaries is disclosed in Note 5.

        The Group operates in an industry that is subject to changes in competition, regulation, technology and subscriber base evolution. In addition, the terms of the licenses, which have been awarded for various periods, are subject to periodic review for, amongst other things, rate making, frequency allocation and technical standards. Licenses are initially measured at cost and are amortized using the straight-line basis over periods of five to 20 years depending on the term of the license. Licenses held, subject to certain conditions, are renewable and are generally non-exclusive. MIC does not currently expect any of the Group's telephone operations to be required to cease due to license reviews and renewals. Under the terms of the respective licenses, the joint ventures and subsidiaries are entitled to enter into interconnection agreements with operators of both landline and other cellular systems.

d) Software development costs

        The Group capitalizes internal software development costs. The capitalization of these costs begins when a software package's technological feasibility has been established and the costs can be measured reliably and ends when the software package is completed and ready for use. On completion of each software package, such costs are amortized on a straight-line basis over three to five years with a periodic evaluation as to their ultimate realization.

e) Property, plant and equipment

        Property, plant and equipment is stated at cost and depreciated over the estimated useful life of the asset using the straight-line method. All repairs and maintenance expenditures are expensed as they occur.

        Maximum estimated useful lives are:

Buildings	40 years or life of lease if lower
Networks	five to ten years
Other	two to seven years

        Construction in progress consists of the cost of assets, labor and other direct costs associated with property, plant and equipment being constructed by the Group. Once the assets become operational, the related costs are transferred from construction in progress to the appropriate asset category and start to be amortized.

        Costs directly associated with the establishment of new networks primarily relate to engineering and design work for the installation of the network and systems integral to its operation.

        The cost of major renovations is included in the carrying amount of the asset when it is probable that future economic benefits in excess of the originally assessed standard of performance of the existing asset will flow to the Group. Major renovations are depreciated over the remaining useful life of the related asset.

        The expected costs of retirement of assets on leased sites are recorded as a liability and included in the cost of the assets and depreciated over the useful life of the assets.

f) Inventories

        Inventories consist of cellular telephone equipment and related accessories, which are classified as trading inventory, and network equipment spares, which are classified as non-trading inventory. Inventory is stated at the lower of cost and net realisable value, with cost determined on a first-in, first-out basis.

g) Time and pledged deposits

        Time deposits represent cash deposits with banks that earn interest at market rates.

        Pledged deposits represent contracted cash deposits with banks that are held as security for debts either at the corporate or operational entity level. MIC is unable to access these funds until either the relevant debt is repaid or alternative security is arranged with the lender.

h) Cash and cash equivalents

        Highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

        Cash and cash equivalents are carried in the balance sheet at cost. For the purposes of the cash flow statement, cash and cash equivalents comprise cash on hand, deposits held at call with banks and other short-term highly liquid investments with original maturities of three months or less. Bank overdrafts are included within other debt and financing in current liabilities on the balance sheet.

i) Foreign currency translation

  i) Presentation and measurement currency

        The presentation currency of the Group is the U.S. dollar. The Company is located in Luxembourg and its subsidiaries, joint ventures and associates operate in different currencies. The measurement currency of the Company is the U.S. dollar because of the significant influence of the U.S. dollar on its operations. The measurement currency of each subsidiary, joint venture and associate, where these are foreign entities, reflects the economic substance of the underlying events and circumstances of these entities and is determined in accordance with the requirements of SIC 19 "Reporting Currency—Measurement and Presentation of Financial Statements under IAS 21 and IAS 29".

  ii) Transactions and balances

        In the financial statements of Group entities, transactions denominated in currencies other than the measurement currency are recorded in the measurement currency at the actual exchange rate existing at the date of the transaction. Monetary assets and liabilities denominated in currencies other than the measurement currency are reported at the exchange rates prevailing at the year-end. Any gain or loss arising from a change in exchange rates subsequent to the date of the transaction is included as an exchange gain or loss in the consolidated statements of profit and loss.

        For the purposes of consolidating joint ventures and subsidiaries with measurement currencies other than U.S. dollars, the balance sheets are translated using the closing exchange rate. Profit and loss accounts are translated at the average exchange rate during the year. Foreign exchange gains and losses arising from the translation of financial statements are recorded as a separate component of shareholders' equity under the caption "Currency translation reserve".

        The following is a table of the principal currency translation rates to the U.S. dollar as of December 31, 2003 and 2002 and the average rates for the year ended December 31, 2003.

Country	Currency	2003 Average rate	2003 Year-end rate	2002 Year-end rate
Argentina	Pesos	2.98	2.93	3.36
El Salvador	Colon	8.75	8.75	8.75
Ghana	Cedi	8,596.92	8,850.00	8,400.00
Guatemala	Quetzal	7.93	8.02	7.64
Honduras	Lempira	17.32	17.74	16.92
Laos	Kip	10,682.31	10,599.00	10,600.00
Luxembourg	Euro	0.88	0.79	0.95
Mauritius	Rupee	28.07	26.20	29.30
Pakistan	Rupee	57.74	57.25	58.25
Paraguay	Guarani	6,520.58	6,100.00	7,150.00
Phillipines	Pesos	54.29	55.54	53.60
Senegal	CFA franc	580.76	520.04	625.76
Sierra Leone	Leone	2,266.18	2,450.00	1,970.00
Sri Lanka	Rupee	96.57	96.95	96.73
Sweden	Kroner	8.08	7.19	8.69
Tanzania	Shilling	1,033.27	1,057.54	963.00

        Unrealized gains and losses arising from changes in foreign currency exchange rates are not cash flows. However, the effect of exchange rate changes on cash and cash equivalents held or due in a foreign currency is reported in the cash flow statement in order to reconcile cash and cash equivalents at the beginning and end of the period.

  iii) Foreign exchange risk

        MIC seeks to reduce its foreign currency exposure through a policy of matching, as far as possible, assets and liabilities denominated in foreign currencies. In some cases, MIC may borrow in U.S. dollars because it is either advantageous for joint ventures and subsidiaries to incur debt obligations in U.S. dollars or because U.S. dollar-denominated borrowing is the only funding source available to a joint venture or subsidiary. In these circumstances, MIC has currently decided to accept the remaining currency risk associated with the financing of its joint ventures and subsidiaries, principally because of the relatively high cost of forward cover in the currencies of the countries in which the Group operates.

j) Revenue recognition

        The Group revenue sources in the consolidated statements of profit and loss comprise the following:

  Revenues from provision of telecom services

        These recurring revenues consist of monthly subscription fees, airtime usage fees, interconnection fees, roaming fees, revenue from the provision of data clearing services (until November 2002, when MIC disposed of MACH, Note 22) and other telecommunications services such as data services and short message services. Recurring revenues are recognized on an accrual basis, i.e. as the related services are rendered. Unbilled revenues for airtime usage and subscription fees resulting from services provided from the billing cycle date to the end of each month are estimated and recorded.

  Connection revenues

        Initial connection fees are recognized when charged, i.e. upon initial signing of the contract with customers.

  Equipment revenues

        These revenues consist of the sale of handsets and accessories. Revenues from these sales are recognized at the time that the item is delivered to the customer.

k) Prepaid cards

        Prepaid cards allow the forward purchase of a specified amount of airtime by customers. Revenues are recognized as credit is used. Unutilized airtime is carried in the balance sheet and is included under deferred revenue within other current liabilities.

l) Cost of sales

        The primary cost of sales incurred by the Group in relation to the provision of telecommunication services relate to interconnection costs, roaming costs, rental of channel, costs of handsets and other accessories sold and royalties. Costs of sales are recorded on an accrual basis.

        Cost of sales also includes the depreciation and impairment of network equipment (Note 2 e).

m) Customer acquisition costs

        Specific customer acquisition costs, including handset subsidies and free phone promotions, are charged to sales and marketing when the subscriber is activated. Advertising costs are charged to sales and marketing when incurred and amount to $22,932,000 for the year ended December 31, 2003 (2002: $24,914,000; 2001: $31,376,000).

n) Leases

        Operating lease rentals are charged to the statements of profit and loss on a straight-line basis over the life of the lease.

        Leases of property, plant and equipment where the Group has substantially all the risks and rewards of ownership are classified as finance leases. Finance leases are capitalized at the inception of the lease at the lower of the fair value of the leased property or the present value of the minimum lease payments. Each lease payment is allocated between the liability and finance charges so as to achieve a constant rate on the finance balance outstanding. The corresponding rental obligations, net of finance charges, are included in borrowings. The interest element of the finance cost is charged to the statements of profit and loss over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period. The property, plant and equipment acquired under finance leases are depreciated over the shorter of the useful life of the asset or the lease term.

o) Taxation

        The companies of the Group are subject to taxation in the countries in which they operate. Corporate tax, including deferred taxation where appropriate, is applied at the applicable current rates on their taxable profits. Deferred income taxes are determined using the liability method whereby the future expected consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements are recognized as deferred tax assets and liabilities. Currently enacted tax rates are used in the determination of deferred income tax.

        Deferred tax assets are recognized to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized.

        Deferred income tax is provided on temporary differences arising on investments in subsidiaries, joint ventures and associates, except where the timing of the reversal of the temporary difference can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future.

p) Earnings (loss) per common share

        Basic earnings (loss) per common share are based on the profit (loss) for the year divided by the weighted average number of common shares outstanding during the year taking into account, stock splits up to the date of approval of the financial statements. Diluted earnings (loss) per share is calculated by dividing the net income attributable to ordinary shareholders by the sum of the weighted average number of common shares outstanding and the weighted average number of shares, which would be issued on the conversion of all the dilutive potential common shares into common shares. The Company has two categories of dilutive potential ordinary shares: convertible debt and share options.

q) Amounts due from joint ventures

        In the ordinary course of business, the Company advances cash to fund operations of the joint ventures. During consolidation of the Group's financial statements, part of these advances are eliminated based on the Company's ownership percentage in each joint venture. The remaining amount represents the partner's share of the joint venture's payable to the Company and is recorded under the caption "Amounts due from joint ventures".

r) Financial instruments

        A financial instrument is any contract that gives rise to both a financial asset of one enterprise and a financial liability or equity instrument of another enterprise.

        After initial recognition, the Group revalues financial assets held as available-for-sale and derivatives at fair value.

        Fair value is defined as the amount at which the instrument could be exchanged in a current transaction between knowledgeable willing parties in an arm's length transaction, other than in a forced or liquidation sale. Fair values are obtained from quoted market prices, discounted cash flow models and option-pricing models using management's estimates as appropriate.

  Investment in securities

        The Group classified its investments in debt and equity securities into the following categories: held-to-maturity and available-for-sale. The classification is dependent on the purpose for which the investments were acquired. Management determines the classification of its investments at the time of the purchase and re-evaluates such designation on a regular basis. Investments with a fixed maturity that management has the intent and ability to hold to maturity are classified as held-to-maturity and are included in non-current assets, except for maturities within 12 months from the balance sheet date, which are classified as current assets. Investments intended to be held for an indefinite period of time, which may be sold in response to needs for liquidity or changes in interest rates, are classified as available-for-sale; and are included in non-current assets unless management has the express intention of holding the investment for less than 12 months from the balance sheet date or unless they will need to be sold to raise operating capital, in which case they are included in current assets.

        Available-for-sale securities are reported at fair value. Prior to January 1, 2003, net unrealized gains or losses were recorded within shareholders' equity under a caption "Revaluation reserve". When the securities were sold, impaired or there was a significant and prolonged decline in the fair value below acquisition cost, the accumulated fair value adjustments were included in the consolidated statements of profit and loss as gains and losses on investment securities. As from January 1, 2003, management determined that it was appropriate to record the change in fair market value of available-for-sale securities in the consolidated statements of profit and loss. Accordingly, the Board of Directors decided to change the accounting policy for fair value adjustments of available-for-sale securities and to record these adjustments in the consolidated statements of profit and loss as from January, 1, 2003. MIC adopted the allowed alternative treatment for change in accounting policy as defined in IAS 8 "Net profit or Loss for the Period, Fundamental Errors and Changes in Accounting Policies' which requires any adjustment resulting from retrospective application of the change in accounting policy to be included in the determination of the net profit or loss for the current period (Note 2—Changes in accounting policies).

        The Group determines the fair value of its available-for-sale securities based on quoted market prices if available. The fair value of non-marketable securities is based on management's best estimate of the amount at which the securities could be sold in a current transaction.

        Unquoted available-for-sale equity investments are reviewed for impairment losses every balance sheet date and whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. When a review for impairment is conducted, the recoverable amount is assessed by reference to the net present value of expected future cash flows. The discount rate applied is based upon current market assessments of the time value of money and the risks specific to the investment. When the level of information available to calculate the net present value of expected future cash flows makes this exercise unworkable, management use different valuation techniques to estimate whether there is objective evidence of impairment and to determine the likely amount of impairment, if any.

        Held-to-maturity investments are carried at amortized cost using the effective yield method.

  Other current financial assets and liabilities

        The fair value of the other current financial assets and liabilities due within one year approximate the carrying value disclosed in the financial statements due to the short-term nature on which these transactions settle. Current assets, on which provisions are necessary, are netted against that provision to reflect the estimated amount that will be settled.

  Borrowings

        Borrowings are initially recognized at the proceeds received, net of transaction costs incurred. Borrowings are subsequently stated at amortized cost using the effective yield method; any difference between proceeds (net of transaction costs) and the redemption value is recognized in the consolidated statements of profit and loss as interest charge or income over the period of the borrowings.

        Gains or losses on restructuring of borrowings are recorded in "Other financial income".

        Other debt and financing is primarily comprised of bank loans bearing market rates of interest that vary on a regular basis.

        When convertible bonds are issued, the fair value of the liability portion is determined using a market interest rate for an equivalent non-convertible bond; this amount is recorded as a non-current liability on the amortized cost basis until extinguished on conversion or maturity of the bonds. The remainder of the proceeds is allocated to the conversion option, which is recognized and included in shareholders' equity; the value of the conversion option is not changed in subsequent periods.

  Derivative financial instruments

        International Accounting Standard No.39 "Financial Instruments: Recognition and Measurement" requires that all financial assets and financial liabilities, including derivatives, be recognized on the balance sheet. Derivatives are initially recorded at cost and then re-measured to fair value through the consolidated statements of profit and loss under the caption "Fair value result on financial instruments". Upon adoption of IAS 39 on January 1, 2001, the Company recorded a cumulative adjustment related to these derivatives in shareholders' equity for an amount of $45,264,000.

        A derivative embedded in a financial instrument, such as the embedded derivative on the 5% Mandatory Exchangeable Notes in Tele2 AB series B shares (Note 18), is treated as a separate derivative when (i) its economic risks and characteristics are not closely related to those of the host contract, (ii) a separate instrument with the same terms as the embedded derivative would qualify as a derivative, (iii) the combined instrument (derivative and host contract) is not carried at fair value with unrealized gains and losses reported in the profit and loss.

  Trade receivables

        Trade receivables are carried at original invoice amount less provision made for impairment of these receivables. A provision for impairment of trade receivables is established when there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of receivables. The amount of the provision is the difference between the carrying amount and the recoverable amount, being the present value of expected cash flows, discounted at the market rate of interest for similar borrowers.

s) Risk management

  Liquidity Risk

        The Group has incurred significant indebtedness but evaluates its ability to meet its obligations on an ongoing basis. Based on these evaluations, the Group devises strategies to manage its liquidity risk, including the designation of certain assets as available-for-sale.

  Credit Risk

        Financial instruments that potentially subject the Group to concentrations of credit risk are primarily cash and cash equivalents, time and pledge deposits, letters of credit, available-for-sale securities and accounts receivable. The counter-parties to the agreements relating to the Group's cash and cash equivalents, time deposits, pledge deposits and available-for-sale securities are significant financial institutions. Management does not believe there is a significant risk of non-performance by these counter-parties. Accounts receivable are derived from the provision of telecom services to a large number of customers, including businesses and individuals as well as local telecommunications companies and the related concentration of credit risk is therefore limited. The Group maintains a provision for impairment of trade receivables based upon the expected collectability of all trade accounts receivable.

t) Impairment of non-financial assets

        The recoverability of the Group's assets, including its intangible assets, is subject to the future profitability of the Group's operations and the evolution of the business in accordance with its plans. In evaluating the recoverability of its assets, the value and future benefits of the Group's operations are periodically reviewed by management based on technological, regulatory and market conditions. When certain operational and financial factors indicate an impairment of value, the Group evaluates the carrying value of property, plant and equipment as well as other assets including licenses and goodwill, in relation to the operating performance, and future cash flows of the underlying assets. When indicated, the impairment losses are measured based on the difference between the estimated recoverable amount and the carrying amount of the asset. Management's estimates of recoverable amounts for the individual asset or, if not possible, the cash-generating unit, are based on prices of similar assets, to the extent available in the circumstances, and the result of valuation techniques. These include net present values of estimated future cash flows and valuations based on market transactions in similar circumstances. For new product launches where no comparable market information is available, management bases its view on recoverability primarily on cash flow forecasts. In addition to the evaluation of possible impairment to the assets carrying value, the foregoing analysis also evaluates the appropriateness of the expected useful lives of the assets. In 2003, 2002 and 2001, management recorded an impairment loss on certain assets (Note 22).

u) Segment reporting

        Business segments provide products or services that are subject to risks and returns that are different from those of other business segments. Geographical segments provide products or services within a particular economic environment that is subject to risks and returns that are different from those of components operating in other economic environments.

v) Comparatives

        Where necessary, comparative figures have been adjusted to conform with changes in presentation in the current year.

        As from January 1, 2003, the amortization of the licenses acquired other than by business combinations are recorded under "General and administrative expenses". The related amounts for 2002 and 2001, respectively $10,091,000 and $8,852,000, have been reclassified accordingly from "Cost of sales" to "General and administrative expenses".

w) Equity compensation benefits

        Share options are granted to Directors, management and key employees. Options are granted at the market price of the shares on the date of the grant and are exercisable at that price. Options are exercisable in tranches beginning either one year or three years from the date of grant and have either an indefinite term or a contractual option term of maximum six years. When the options are exercised, the proceeds received net of any transaction costs are credited to share capital (par value) and share premium. The Group does not make a charge to staff costs in connection with share options.

x) Share capital

        Common shares are classified as equity. The portion of a convertible bond representing the value of the conversion option at the time of issue is included in equity (see Note 2 r).

        Where the Company or its subsidiaries purchases the Company's equity share capital, the consideration paid including any attributable incremental external costs net of income taxes is deducted from total shareholders' equity as treasury shares until they are cancelled. Where such shares are subsequently sold or reissued, any consideration received is included in shareholders' equity.

y) Provisions

        Provisions are recognized when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation, and a reliable estimate of the amount can be made.

z) New and revised accounting standards

        During 2003 and up to the date of approval of these financial statements, the International Accounting Standards Board ("IASB") released 15 revised standards, including revised IAS 32, IAS 39 and 13 other standards in its "Improvements to International Accounting Standards" publication as well as International Financial Reporting Standard 2 "Share based payments". MIC is currently assessing the impact of these new and revised standards, which will come into force on January 1, 2005.

3.  SUBSIDIARIES, JOINT VENTURES AND ASSOCIATES

a) Subsidiaries

        The Group has the following significant subsidiaries:

		Holding December 31, 2003	Holding December 31, 2002
Name of the company	Country	% of ownership interest	% of ownership interest
South East Asia
Millicom Lao Co. Ltd.(i)	Lao People's Democratic Republic	78.0	78.0
Comvik International (Vietnam) AB(ii)	Vietnam	80.0	80.0
South Asia
Pakcom Limited	Pakistan	61.3	61.3
Paktel Limited	Pakistan	98.9	98.9
Celltel Lanka Limited	Sri Lanka	99.9	99.9
Central America
Celcaribe SA(iii)	Colombia	—	95.4
Telemovil El Salvador SA(iv)	El Salvador	70.0	70.0
South America
Telefonica Celular de Bolivia SA	Bolivia	100.0	100.0
Telefonica Celular del Paraguay SA	Paraguay	96.0	96.0
Africa
Millicom (Ghana) Limited	Ghana	100.0	100.0
Sentel GSM	Senegal	75.0	75.0
Millicom Sierra Leone Limited	Sierra Leone	70.0	70.0
Other
Millicom Peru SA	Peru	100.0	100.0
Unallocated
Millicom International Operations SA	Luxembourg	100.0	100.0
MIC-USA Inc	United States	100.0	100.0
Millicom Holding BV	Netherlands	100.0	100.0
Millicom International Operations BV	Netherlands	100.0	100.0
Millicom Telecommunications BV	Netherlands	100.0	100.0
Millicom Telecommunications SA	Luxembourg	100.0	100.0
MIC Latin America BV	Netherlands	100.0	100.0
Millicom International BV	Netherlands	100.0	100.0

(i)
Operations commenced in April 2003.

(ii)
Comvik International (Vietnam) AB ("CIV"), a 80% owned subsidiary of the Company, and Vietnam Mobile Services Co. ("VMS") have entered into a revenue sharing agreement to operate a national cellular GSM system in Vietnam ("Mobifone"). This revenue sharing agreement, which had a ten year term starting July 1, 1995, provided that CIV would be entitled to receive 50% of Mobifone's net revenues for the first five years of operation and 40% thereafter. In October 2000, the revenue sharing agreement was amended and stated that MIC would continue to receive 50% of net revenue in years six through ten of the contract agreement. CIV initially contracted to invest $128 million in the venture. Such commitment has been met as of December 31, 2003. As part of the amendment in 2000, and further amendments in 2002 and 2003, CIV committed to invest an additional minimum of $75 million, of which approximately $46.6 million has been disbursed as of December 31, 2003. At the time the revenue sharing agreement expires in 2005, legal title to all equipment shall be transferred to VMS at a price of $1. This equipment is depreciated accordingly. Negotiations are ongoing to extend the life of the revenue sharing agreement.

(iii)
On February 13, 2003, MIC completed the sale of Celcaribe SA, its Colombian operation, realizing a gain of $3,305,000 on net proceeds of $10,932,000.

(iv)
On September 15, 2003, MIC's operation in El Salvador, Telemovil, entered into a share purchase agreement (the "Agreement") with the minority shareholders of Telemovil. The Agreement provides for the acquisition by Telemovil of 30% of its own shares for a consideration of $70 million (the "Acquisition price") payable over a period of a maximum of 6 years and an annual dividend premium of $1 million, with a corresponding net present value of $67,371,000. Of this amount $16 million was paid in cash at the closing of the transaction. The payment of the acquisition price is guaranteed by MIC. During this period Telemovil has the ownership interest of 30% of its own shares, whilst the record title remains with an escrow agent allowing the minority shareholders to benefit from certain protective rights. These rights will expire at the final settlement date. Based on this Agreement, MIC regained control and started reconsolidating Telemovil at 100% since September 15, 2003. The legal ownership interest of MIC remains at 70% until the final settlement date. For the period from September 15, 2003 to December 31, 2003 Telemovil contributed revenues of $39,052,000, operating profit of $11,852,000 and net income of $4,795,000 to the Group, and assets and liabilities as at December 31, 2003 were respectively $157,733,000 and $103,307,000.

b) Joint ventures

        The Group has the following significant joint venture companies, which have been proportionally consolidated:

		Holding December 31, 2003	Holding December 31, 2002
Name of the company	Country	% of ownership interest	% of ownership interest
South East Asia
Cam GSM Company Limited	Cambodia	58.4	58.4
Royal Telecam International Limited	Cambodia	57.0	57.0
Central America
Comunicaciones Celulares SA	Guatemala	55.0	55.0
Telefonica Celular	Honduras	50.0	50.0
Africa
Emtel Limited(i)	Mauritius	50.0	50.0
MIC Tanzania Limited	Tanzania	59.4	57.0
Other
Millicom Argentina SA	Argentina	65.0	65.0

(i)
In 2003, Mauritius was reclassified to the segment Africa.

        MIC determined the existence of joint control by reference to the joint venture agreements, articles of association, structures and voting protocols of the Boards of Directors, of the above ventures.

        The following amounts have been consolidated into the Group accounts representing the Group's share of assets, liabilities, income and expenses in the above joint ventures, excluding divested operations.

	2003	2002	2001
	US$ '000	US$ '000	US$ '000
Revenues	208,067	186,935	180,704
Total operating expenses	(144,609)	(141,422)	(135,763)
Operating profit	63,458	45,513	44,941
Property, plant and equipment, net	124,509	134,439	125,893
Licenses, net	7,079	401	451
Other intangible assets, net	2,176	2,352	2,361
Total non-current assets	138,685	138,079	131,140
Current assets	77,539	71,237	58,841
Amounts due from joint ventures to MIC	(13,137)	(14,053)	(14,827)
Liabilities due after more than one year	(42,577)	(40,358)	(35,334)
Liabilities due within one year	(74,473)	(65,875)	(82,804)
Cash flow:
Cash provided by operating activities	86,019	46,791	34,251
Cash flow from investing activities	(29,149)	(30,879)	(32,103)
Cash flow from financing activities	(6,760)	(21,146)	(13,350)

c) Associates

        The movements in associates were as follows:

	2003	2002
	US$ '000	US$ '000
Opening balance	1,013	52,858
Share of results(iii)	380	62
Exchange differences	(53)	34
Transfers(i)(ii)	—	(51,941)

Closing balance	1,340	1,013

(i)
As of May 2001, MIC determined that, due to a dispute with the minority shareholders, circumstances regarding the investment in its 70% owned joint venture in Telemovil El Salvador had changed so that proportional consolidation was no longer appropriate. Therefore, as of December 2001, the entity was accounted for under the equity method and recorded in the balance sheet under the caption "Investments in associates". As of December 31, 2002, this dispute had still to be settled and management no longer felt it was able to exercise a significant influence in the operation and therefore felt it was more appropriate to show its investment as a non-current asset in the balance sheet under the caption "Investment in other securities" for an amount of $52,858,000. As from September 15, 2003 Telemovil El Salvador was reconsolidated (see Subsidiaries (iv) above)

(ii)
As of December 31, 2001, MIC's interest in Navega S.A. was recorded as a non-current investment in other securities. During the course of 2002, the Group was able to exercise significant influence in the operation and therefore transferred the investment cost of $917,000 to investments in associates.

(iii)
In 2003, MIC's share of tax in associates was nil (2002: nil)

        As at December 31, 2003 and 2002, the principal associated company, which is unlisted, was Navega S.A. This company is 45% owned by MIC's joint venture in Guatemala.

4.  GOODWILL

        The movements in goodwill, including negative goodwill, were as follows:

	2003	2002
	US$ '000	US$ '000
Cost
Opening balance	35,562	70,431
Additions(i)	46,101	2,268
Write-downs (Note 22)(ii)(iii)	—	(36,308)
Disposals	(9,712)	(829)

Closing balance	71,951	35,562

Amortization
Opening balance	(25,390)	(17,856)
Charge for the year(iii)	(6,695)	(7,865)
Disposals	9,712	331

Closing balance	(22,373)	(25,390)

Net book value
Closing balance	49,578	10,172

Opening balance	10,172	52,575

(i)
In 2003, the addition corresponds to the goodwill generated on Telemovil El Salvador (Note 3a). The details of net assets acquired and goodwill in 2003 are as follows:

US$ '000
Net present value of Acquisition price	67,371
Fair value of 30% of net assets acquired	(21,270)

Goodwill	46,101

(ii)
Accumulated write-downs at December 31, 2003 were $585,000 (2002: $36,308,000). These write-downs are in respect of MIC's interest in Argentina. During 2003, the Group reversed $35,723,000 accumulated write-down as part of the divestment of its operation in Colombia (Note 22).

(iii)
Goodwill write-downs and amortization charges are recorded in the caption "Other operating expenses" of the consolidated statements of profit and loss.

        The movements in negative goodwill, included in the above figures, were as follows:

	2003	2002
	US$ '000	US$ '000
Cost
Opening balance	(11,384)	(11,483)
Disposals	—	99

Closing balance	(11,384)	(11,384)

Amortization
Opening balance	3,441	2,147
Income for the year	1,391	1,393
Disposals	—	(99)

Closing balance	4,832	3,441

Net book value
Closing balance	(6,552)	(7,943)

Opening balance	(7,943)	(9,336)

5.  LICENSES

        Licenses comprise the amortized cost of purchased fixed fee licenses and other licenses held by joint ventures and subsidiaries (Note 2c). The movements in licenses were as follows:

	Total 2003	Total 2002
	US$ '000	US$ '000
Cost
Opening balance	184,832	284,519
Additions	1,137	3,962
Write-downs for the year (Note 22)(i)(iii)	(3,073)	(46,678)
Effect of change in ownership percentage/disposals	(95,174)	(54,940)
Transfers	6,121	404
Exchange rate movements	826	(2,435)
Change in consolidation method(ii)	1,622	—

Closing balance	96,291	184,832

Amortization
Opening balance	(100,361)	(119,978)
Charge for the year(iii)	(6,122)	(16,726)
Effect of change in ownership percentage/disposals	43,701	36,125
Transfers	(1,461)	120
Exchange rate movements	(813)	98
Change in consolidation method(ii)	(346)	—

Closing balance	(65,402)	(100,361)

Net book value
Closing balance	30,889	84,471

Opening balance	84,471	164,541

(i)
Accumulated write-downs at December 31, 2003 were $8,018,000 (2002: $46,678,000). These write-downs are in respect of MIC's interests in Argentina ($1,911,000), Peru ($5,307,000) and Venezuela ($800,000). During 2003 the Group reversed $41,733,000 of accumulated write-downs as part of the divestment of its operation in Colombia (Note 22).

(ii)
Corresponds to the license in MIC's operation in El Salvador.

(iii)
Licenses write-downs and amortization charges are recorded in "General and administrative expenses".

        During the year, certain items have been reclassified in the balance sheet, these are shown above as transfers.

        The estimated aggregate amortization expense for amortizable intangible assets for each of the five succeeding fiscal years is shown in the table below:

Estimated amortization expense	US$ '000
For the year ended December 31, 2004	7,267
For the year ended December 31, 2005	5,854
For the year ended December 31, 2006	3,688
For the year ended December 31, 2007	2,657
For the year ended December 31, 2008	2,072

6.  OTHER INTANGIBLE ASSETS, NET

        The movements in other intangible assets were as follows:

	Software development costs	Other	Total 2003	Total 2002
	US$ '000	US$ '000	US$ '000	US$ '000
Opening balance, net	2,708	2,211	4,919	15,685
Additions	1,144	1,288	2,432	4,631
Disposals	—	(782)	(782)	(4,479)
Amortization for the year(i)	(884)	(485)	(1,369)	(6,212)
Effect of change in ownership percentage	(9)	(156)	(165)	(3,333)
Transfers	—	—	—	(856)
Exchange rate movements	135	(22)	113	(517)

Closing balance, net	3,094	2,054	5,148	4,919

(i)
Accumulated amortization for other intangible assets as of December 31, 2003 was $3,732,000 (2002: $2,973,000; 2001: $12,141,000). Amortization charges of other intangible assets are recorded in "General and administrative expenses".

        During the year, certain items have been reclassified in the balance sheet, these are shown above as transfers.

7.  PROPERTY, PLANT AND EQUIPMENT

        The movements in 2003 were as follows:

	Land and Buildings	Networks	Construction in progress	Other	Total 2003
	US$ '000	US$ '000	US$ '000	US$ '000	US$ '000
Cost
Opening balance	19,140	724,169	24,150	104,468	871,927
Additions	1,208	31,374	62,542	8,704	103,828
Disposals	(16)	(7,296)	(2,638)	(6,904)	(16,854)
Transfers(i)	1,368	40,605	(49,915)	1,821	(6,121)
Write-down of assets	—	(2,518)	—	—	(2,518)
Exchange rate movements	1,287	15,210	1,071	2,412	19,980
Effect of change in ownership percentage/disposals	(85)	(68,065)	(1,275)	(10,931)	(80,356)
Change in consolidation method(ii)	960	110,089	2,613	30,062	143,724

Closing balance	23,862	843,568	36,548	129,632	1,033,610

Depreciation
Opening balance	(4,903)	(344,335)	—	(63,756)	(412,994)
Charge for the year	(1,733)	(93,554)	—	(19,096)	(114,383)
Disposals	10	7,296	—	4,764	12,070
Transfers	—	—	—	1,461	1,461
Exchange rate movements	(311)	(7,989)	—	(1,370)	(9,670)
Effect of change in ownership percentage/disposals	4	40,405	—	7,852	48,261
Change in consolidation method	(304)	(44,038)	—	(26,267)	(70,609)

Closing balance	(7,237)	(442,215)	—	(96,412)	(545,864)

Net book value
Closing balance	16,625	401,353	36,548	33,220	487,746

Opening balance	14,237	379,834	24,150	40,712	458,933

Leased assets included In the above	—	919	—	—	919

(i)
During the year, certain items have been reclassified in the balance sheet, these are shown above as transfers.

(ii)
Corresponds to the operation in El Salvador.

        The movements in 2002 were as follows:

	Land and buildings	Networks	Construction in progress	Other	Total 2002
	US$ '000	US$ '000	US$ '000	US$ '000	US$ '000
Cost
Opening balance	20,778	676,243	56,763	118,691	872,475
Additions	1,556	65,476	27,005	3,737	97,774
Disposals	(1,194)	(355)	(9,781)	(15,267)	(26,597)
Transfers	672	33,951	(44,838)	9,111	(1,104)
Write-down of assets	—	(6,833)	—	—	(6,833)
Exchange rate movements	(2,054)	(32,594)	(3,211)	(3,940)	(41,799)
Effect of change in ownership percentage	(618)	(11,719)	(1,788)	(7,864)	(21,989)

Closing balance	19,140	724,169	24,150	104,468	871,927

Depreciation
Opening balance	(5,630)	(288,065)	—	(66,544)	(360,239)
Charge for the year	(1,215)	(87,988)	—	(19,312)	(108,515)
Disposals	1,283	8,858	—	16,448	26,589
Transfers	—	459	—	(1,035)	(576)
Exchange rate movements	358	16,994	—	1,813	19,165
Effect of change in ownership percentage	301	5,407	—	4,874	10,582

Closing balance	(4,903)	(344,335)	—	(63,756)	(412,994)

Net book value
Closing balance	14,237	379,834	24,150	40,712	458,933

Opening balance	15,148	388,178	56,763	52,147	512,236

Leased assets included in the above	1,139	—	—	125	1,264

        During the year, certain items have been reclassified in the balance sheet, these are shown above as transfers.

8.  INVESTMENT IN TELE 2 AB SHARES

        As of December 31, 2003 and 2002, MIC had the following investments in Tele2 AB ("Tele2") shares:

	2003	2002
	US$ '000	US$ '000
Non-current available-for-sale securities	479,040	164,031
Current available-for-sale securities	—	101,540

	479,040	265,571

        Transactions in Tele2 shares have been summarized in the table below:

	Number of Shares held
	Tele2 series A shares	Tele2 series B shares	Ownership %	Revaluation reserve	Gain / (loss)	Total
				US$ '000	US$ '000	US$ '000
Balance as of January 1, 2001	5,384,316	14,422,888	13.70%	17,736	—	800,070
Sale of shares	—	(3,513,000)	(3.60)%	—	(15,931)	(141,126)
Exchange of Shares for FORA assets (Note 22)	—	2,461,449	2.63%	—	—	79,557
Change in fair value	—	—	—	(79,061)	—	(79,061)

Balance as of December 31, 2001	5,384,316	13,371,337	12.73%	(61,325)	—	659,440
Sale of shares	—	(8,743,110)	(5.94)%	—	(168,818)	(336,056)
Exchange of A shares for B shares	(5,384,316)	5,384,316	—	—	—	—
Change in fair value	—	—	—	—	(57,813)	(57,813)
Prolonged decline in value transferred to profit and loss	—	—	—	61,325	(61,325)	—

Balance as of December 31, 2002	—	10,012,543	6.79%	—	—	265,571
Sale of shares	—	(1,044,129)	(0.71)%	—	—	(33,291)
Change in fair value	—	—	—	—	246,760	246,760

Balance as of December 31, 2003	—	8,968,414	6.08%	—	—	479,040

        Tele2 is the leading profitable alternative pan-European telecommunications company offering fixed and mobile telephony, data network and Internet services under the brand names Tele2, Tango and Comviq to 22.3 million people in 23 countries. Tele2 is listed on the Stockholm Stock Exchange and the NASDAQ National Market.

        In 2001, the Group classified its investment in Tele2 as non-current as it considered it to be a strategic investment. However, the Group sold certain of these shares during the course of 2002 in order to meet liquidity needs and therefore re-classified the portion of its holding that was not pledged against financing (Note 18) as a current asset in the consolidated balance sheet as of December 31, 2002. Following the issuance of the 5% Mandatory Exchangeable Notes due 2006 (Note 18), MIC reclassified its investment in Tele2 from current to non-current assets.

        The Tele2 AB series B shares underlying the 5% Mandatory Exchangeable Notes have been lent by Millicom Telecommunications S.A. to Deutsche Bank AG London pursuant to a securities lending arrangement. Deutsche Bank AG London may sell or on-lend such Tele2 shares under the securities lending agreement. Deutsche Bank AG London is contractually required to deliver to Millicom Telecommunications S.A. such Tele2 shares upon requisite notice to Deutsche Bank AG London by Millicom Telecommunications S.A., if (1) Millicom Telecommunications S.A. requires such Tele2 shares to satisfy its obligations from time to time to deliver Tele2 shares upon exchange of the 5% Mandatory Exchangeable Notes by the noteholders or (2) specified bankruptcy-related events with respect to Deutsche Bank AG London or defaults in the performance by Deutsche Bank AG London by Millicom Telecomunnications S.A. of its obligations under the securities lending agreement have occurred. Millicom Telecommunications S.A. is obligated to deliver Tele2 shares upon exchange of the 5% Mandatory Exchangeable Notes even in the event of a failure of Deutsche Bank AG London to redeliver to Millicom Telecommunications S.A. the Tele2 shares. Millicom Telecommunications S.A.'s obligation in respect of the delivery of those shares has not been guaranteed by the Group.

9.  INVESTMENT IN OTHER SECURITIES

        As of December 31, 2003 and 2002, MIC had the following investments in other securities:

	2003	2002
	US$ '000	US$ '000
Non-current
Available-for-sale
El Salvador(i)	—	52,858
Other investments(iii)	3,120	3,497
Held-to-maturity
U.S. Treasury strips(ii)	22,277	—

	25,397	56,355

Current
Held-to-maturity
U.S. Treasury strips(ii)	15,291	—

	15,291	—

(i) El Salvador

        As of December 31, 2002 the Group no longer had control or significant influence over Telemovil, its cellular operation in El Salvador and the Group's investment was therefore accounted for as an available-for-sale financial asset in 2002. The shares in this investment are not quoted on a public market and management was not able to obtain reliable financial information. It was therefore concluded that estimating a fair value in these conditions was inappropriate. Consequently the investment was being carried at the carrying amount as of December 31, 2001. On September 15, 2003, MIC resolved the shareholders dispute with the minority shareholders in Telemovil and as a result, recommenced consolidating Telemovil as from that date (Note 3).

(ii) U.S. Treasury strips

        On August 7, 2003, $45,294,000 of the net proceeds of the 5% Mandatory Exchangeable Notes was used to purchase U.S. Treasury strips, with a nominal amount of $46,470,000 to provide for payment of the interest under the 5% Mandatory Exchangeable Notes. On November 15, 2003, $7,726,000 of the U.S. Treasury strips matured with the proceeds of $7,745,000 being recorded in "Pledged deposits" until the first interest payment date in February 2004.

        As of December 31, 2003, the outstanding U.S. Treasury strips, which have effective interest rates ranging from 0.9% to 2.1%, have the following maturity dates:

US$ '000
Non-current
May 15, 2006	7,307
November 15, 2005	7,434
May 15, 2005	7,536

22,277

Current
November 15, 2004	7,613
May 15, 2004	7,678

15,291

Total	37,568

(iii) Other investments in available-for-sale securities

        In January 2000, MIC invested $10,000,000 in Modern Holdings Inc. ("Modern Holdings"), formerly known as XSource Corporation (Note 29) in the form of promissory notes. In February 2000, those notes were converted into 1,293,095 shares of common stock, representing 8.5% of the share capital of Modern Holdings. As of December 31, 2003 and 2002 the shares of Modern Holdings are not quoted on a public market. In 2002, following a restructuring of Modern Holdings and an independent valuation, MIC recognized an impairment loss of $7,050,000 on its investment in Modern Holdings. The carrying value of this investment is $2,950,000 as of December 31, 2003 (2002: $2,950,000). In 2003, management determined that no change in fair value should be recorded. In addition, the Group holds other available-for-sale securities for a total fair value of $170,000 as of December 31, 2003 (2002: $547,000).

        During the course of 2002, MIC recorded an impairment loss of $5,027,000 on its investment in Great Universal due to uncertainty concerning its recoverability.

        As indicated in Note 29, MIC does not consolidate its investment in Great Universal and Modern Holdings since the restrictions on their ability to distribute dividends is considered a severe long-term restriction that significantly impairs their ability to transfer funds to MIC. Further, due to the existence of warrants, enabling the warrant holders to obtain control over Great Universal and Modern Holdings, MIC considers that it does not control these companies.

10.  DERIVATIVES ARISING FROM BUSINESS COMBINATIONS

        MIC or its partners have agreements to purchase or sell interests in certain operations according to fixed conditions. These agreements qualify as derivatives under the prescribed accounting treatment in IAS 39. Details of the agreements are described as follows:

        Colombia—holders of the Celcaribe Ordinary Share Trust Certificates ("Certificates") (Note 18) had an option to put their certificates to the Company at an exercise price providing the holders with an internal rate of return of 15%. These put rights were cancelled in December 2002 when MIC entered into a conditional agreement to sell its interest in Celcaribe S.A., whereby holders of the Certificates were required, under the provision of a "drag-along" clause, to sell their Certificates to the buyer on the same terms and conditions as MIC. Accordingly, the fair value of the option was reduced to $nil as at December 31, 2002. The disposal of Celcaribe S.A. was declared effective on February 13, 2003. The change in fair value of the option during the period starting January 1, 2002 to the date of the conditional sale agreement for an amount of $6,684,000 (2001: $6,176,000) was recorded in the statement of profit and loss under the caption "Fair value result on financial instruments" leading to a liability of $21,098,000. The reversal of the liability was recorded in the statement of profit and loss under the caption "Other operating expenses".

        El Salvador—As of December 31, 2003 and 2002, there were no remaining rights or obligations by the Company to repurchase shares as a result of the exercising of outstanding options during 2001. The settlement of the financial asset and liability resulted in a charge of $3,348,000 recorded in "Fair value result on financial instruments" in 2001.

        Express Telecommunications Co. Inc—As part of the sale agreement for Express Telecommunications Co. Inc. ("Extelcom"), MIC's operation in the Philippines, signed in December 2002, MIC was granted, for the price of $1, the option to purchase 47.9% of the issued share capital of Extelcom at various prices up to ten years after issuance. The exercise price is $1,000,000 if exercised within 12 months of the sale agreement increasing by an additional $1,000,000 for each year afterwards. If exercised between five and ten years after the option is issued, the purchase price is $8,000,000. Due to the history of losses incurred by the operation and based on the financial statements of Extelcom as of December 31, 2003, management considers that the option has nil value. The option is not exercisable in part. As of December 31, 2003, the option has not been exercised.

        Vietnam—In July 2002, the option granted per the shareholders' agreement to CIV's minority shareholder, which gave right to purchase an additional 10% equity interest in CIV, was exercised at a price of $24,000. As a result the Company reversed the liability of $23,125,000 (see Note 22), resulting from the measurement at fair value of the option until the date of exercise, by crediting the caption "Gain from sale of subsidiaries and joint ventures, net" in the statement of profit and loss. The change in fair value to the date of exercise was $1,174,000 in 2002 and $390,000 in 2001 and was recorded as a "Fair value result on financial instruments" in the consolidated statements of profit and loss.

        Ghana—In June 2002, MIC issued a call option to a former shareholder. The option allows the holder to reacquire the 30% equity stake which he sold to MIC in 2002. The option is exercisable from June 2005 to June 2007 at an exercise price of $190,000. As of December 31, 2003, the fair value of the option is nil (2002: nil).

11.  PLEDGED DEPOSITS

        Pledged deposits represent interest bearing collateral for certain debts of Group companies (Note 18).

	2003	2002
	US$ '000	US$ '000
Pledged deposits	31,530	37,762
Offset against borrowings	—	(4,841)

	31,530	32,921

        The effective interest rate on pledged deposits as at December 31, 2003, was 1.75% (2002: 2.6%).

12.  INVENTORIES

        The Group carries the following inventories, measured at lower of cost or net realizable value:

	2003	2002
	US$ '000	US$ '000
Trading inventories	8,754	5,589
Non-trading inventories	2,187	1,373

Total inventories	10,941	6,962

13.  TRADE RECEIVABLES, NET

        The movements in trade receivables were as follows:

	2003	2002
	US$ '000	US$ '000
Trade receivables, gross
Opening balance	140,785	162,697
(Reductions)/additions, net	2,804	2,983
Write-offs	(3,328)	(4,065)
Effect of change in ownership percentage/disposals	(18,051)	(11,442)
Change in consolidation method	23,963	—
Exchange rate movement	3,776	(9,388)

Closing balance	149,949	140,785

Provision for doubtful receivables
Opening balance	(27,564)	(26,619)
Impairment charge	(8,090)	(6,624)
Write-offs	3,328	4,065
Effect of change in ownership percentage/disposals	4,639	635
Change in consolidation method	(7,996)	—
Exchange rate movement	(516)	979

Closing balance	(36,199)	(27,564)

Trade receivables, net
Closing balance	113,750	113,221

Opening balance	113,221	136,078

        Included in the net trade receivables balance above is $83,870,000 (2002: $82,356,000) related to amounts due from national telecommunication companies in respect of interconnection. These amounts are expected to be recovered within one year.

14.  OTHER CURRENT ASSETS

        Other current assets are comprised as follows:

	2003	2002
	US$ '000	US$ '000
Taxes receivable	6,416	9,758
Receivable from VMS, net(i)	16,940	11,503
Advances paid to suppliers	12,061	4,460
Other current assets	14,166	12,732

	49,583	38,453

(i)
This reflects the net receivable under the revenue sharing agreement in Vietnam (Note 3 a (ii)).

15.  TIME DEPOSITS

        Time deposits as of December 31, 2003 of $32,880,000 (2002: $16,200,000) represent cash deposits with banks which earn market rates of interest and have original maturity periods of between three and twelve months.

        As of December 31, 2003, the effective interest rate on short-term bank deposits was approximately 3.4% (2002: 4.6%).

16.  CASH AND CASH EQUIVALENTS

        Cash and cash equivalents are comprised as follows:

	2003	2002
	US$ '000	US$ '000
Cash and cash equivalents in US dollars	86,871	42,252
Cash and cash equivalents in other currencies	61,958	28,199

Total cash and cash equivalents	148,829	70,451

17.  SHAREHOLDERS' EQUITY

        On February 16, 2004 an extraordinary general meeting of shareholders approved a stock split of the issued shares of the Company, by which each share with a par value of $6 was split into four new ordinary shares with a par value of $1.50 each. The stock split became effective on February 20, 2004. All figures in this note have been updated to reflect the stock split for all years presented.

a) Share capital and premium

        The authorized share capital of the Company totals 133,333,200 registered shares. At December 31, 2003, the total subscribed and fully paid-in share capital and premium amounts to $239,876,270 (2002: $281,989,458) consisting of 66,319,940 (2002: 94,832,972) registered common shares at a par value of $1.50 (2002: $1.50) each.

        As a result of the Merger (Note 1), 26,553,770 shares of MIC's common stock were issued to former Millicom stockholders on December 31, 1993. In February 1994, under the terms of the Merger Agreement, 1,231,628 interim additional merger shares were issued to former Millicom stockholders and 282,485 shares of MIC's common stock were issued to Great Universal. Under the terms of the Merger Agreement, the former Millicom shareholders also had the non-transferable contingent right to receive a maximum of 1,077,396 final additional merger shares of common stock based on the payment of certain tax liabilities of Millicom (the "Tax Liabilities").

        In October 2001, the Group determined that the Tax Liabilities amounted to $7,023,000. At the time of the Merger, the Group had recorded a provision of $13,544,000 for the Tax Liabilities, resulting in a difference of $6,521,000. That difference was settled by the final issuance of 499,361 shares and a realized gain of $3,521,000 (Note 23), corresponding to the difference between the issuance price and the share price as of the date of the transaction.

        In 2003 MIC issued convertible notes (see c) 2% PIK Notes below) which if converted into MIC's common shares would convert into 23,289,348 shares of MIC's common shares.

b) Treasury stock

        As a result of the Merger, 28,862,794 shares of MIC's common shares, previously held by Millicom, were held by subsidiaries of MIC-USA, and accounted for as treasury stock for consolidated reporting purposes. In February 2003, an Extraordinary General Meeting of MIC passed a resolution approving the reduction of $43,294,192 of the share capital of the Company by means of the cancellation of the 28,862,794 shares with a par value of $1.50 each.

        In 2003, nil (2002: 515,133; 2001: nil) own shares were acquired by the Company. Those acquired were accounted for as treasury stock. In 2003, nil (2002: nil; 2001: 444) shares were issued from treasury stock under share option plans.

        In 2003, MIC used 177,428 from its holding of treasury stock to Kinnevik International AB as final payment on the partial acquisition of MACH in 1995 (Note 29).

        As of December 31, 2003, the total number of treasury shares held was 654,852 (2002: 29,695,072) MIC shares.

c) 2% PIK Notes—equity component

        In May 2003, MIC announced the closure of the exchange offer for its 13.5% Senior Subordinated Notes. As a result of the exchange, MIC issued $63,531,000 of MIC's 2% Senior Convertible PIK (payment-in-kind) Notes due 2006 ("2% PIK Notes") (Note 18). MIC's 2% PIK Notes are convertible at any time at the holder's option into MIC common stock at a conversion price of $2.69 per share (price after stock split). MIC has apportioned part of the value of these notes to equity and part to debt (Note 18). The value allocated to equity as at December 31, 2003, was $16,006,000.

        In 2003, MIC issued 349,760 common shares to holders of 2% PIK Notes who converted their 2% PIK Notes. If the remaining principal amount of the 2% PIK Notes were converted into MIC's common shares, they would convert into 23,289,348 shares of MIC common shares, which would constitute approximately 26% of the then issued and outstanding common shares.

d) Legal and consolidation reserves

        On an annual basis, if the Company reports a net profit for the year, Luxembourg law requires appropriation of an amount equal to at least 5% of the annual net profit to a legal reserve until such reserve equals 10% of the issued share capital. This reserve is not available for dividend distribution. A consolidation reserve is required for consolidated profits that are not available for distribution.

        See Note 18 for other restrictions relating to dividend payments.

e) Options outstanding

        The following table summarizes information about stock options outstanding at December 31, 2003, which have been issued to Directors, management, officers and employees of the Group. Shares issued when stock options are exercised benefit from the same rights as common shares. The Company has elected to not record the expense associated with the issuance of stock options as permitted under IFRS. The market price of the Company's shares as at January 1, 2003 and December 31, 2003 was respectively $1.37 and $17.50.

Options Outstanding			Options Exercisable
Range of Exercise Prices $	Number outstanding at Dec. 31, 2003	Weighted Average Exercise Price $	Number exercisable at Dec. 31, 2003	Weighted Average Exercise Price $
3.32 - 3.75	2,091,240	3.48	88,889	3.75
9.00	721,068	9.00	222,221	9.00
16.78 - 20.34	659,715	18.75	630,828	18.68
28.50 - 29.745	283,984	29.28	283,984	29.28
31.875 - 36.66	764,801	33.33	654,930	33.57

3.32 - 36.66	4,520,808	13.26	1,880,852	23.61

        The following table summarizes the terms of options outstanding as of December 31, 2003:

Date issued	Number of options	Exercise price $	Terms of option
May 1994, May 1995, May 1996, May 1997, January 1998, May 1998, August 1999, May 2000, December 2001, December 2002 and May 2003	2,749,708	3.32 - 36.66	Exercisable over a three-year period in equal installments. Options have an indefinite life.
May 2003	550,500	3.32	Exercisable over a three-year period in equal installments. Options expire after six years from date of grant.
May 1998, August 1999, May 2000, June 2000, December 2001 and December 2002	1,220,600	3.75 - 31.88	Exercisable over a five-year period (1/3 vested after three years, 2/3 vested after four years, 100% vested after five years). Options expire after six years from date of grant.

        A summary of the Company's stock options as of December 31, 2003, 2002 and 2001, and changes during the years then ended is as follows:

	2003		2002		2001
	Number of options	Weighted average exercise price $	Number of options	Weighted average exercise price $	Number of options	Weighted average exercise price $
Outstanding at beginning of year	4,221,004	18.63	5,127,143	22.80	4,189,629	27.67
Granted	1,320,500	3.32	800,000	3.75	1,353,867	9.00
Exercised	—	—	—	—	(444)	16.78
Forfeited	(1,020,696)	22.64	(1,706,139)	24.18	(415,909)	27.11

Outstanding at end of year	4,520,808	13.26	4,221,004	18.63	5,127,143	22.80

Exercisable at end of year	1,880,852	23.61	1,956,204	25.40	2,056,371	27.68

        Other options in subsidiary companies, outstanding at December 31, 2003, have been issued to officers and employees of the Group as follows:

        Millicom Argentina S.A.—An option plan was established on December 15, 2000 for certain employees and officers to purchase a total of 10% of the share capital of Millicom Argentina S.A. The strike price of these options is calculated as the corresponding share of MIC's historic total investment in the relevant operation. These options are exercisable in tranches until December 31, 2005. As of December 31, 2001, 8.8% of the share capital had been issued under the option plan. The right to exercise options over 8.2% of the share capital was cancelled. As of December 31, 2003, none of the remaining options were exercised.

        Millicom International BV—An option plan was established on December 15, 2000 for certain employees and officers to purchase a total of 1.7% of the share capital of Millicom International BV. The strike price of these options is calculated as the corresponding share of MIC's historic total investment in the relevant operation. These options are exercisable in tranches until December 31, 2005 and were all issued in 2000. During 2002 the right to exercise options over 0.7% of the share capital was cancelled. As of December 31, 2003, none of the remaining options were exercised.

18.  BORROWINGS

        Borrowings comprise:

  (i) Borrowings due after more than one year:

	2003	2002
	US$ '000	US$ '000
Corporate debt at amortized cost
13.5% Senior Subordinated Notes(c)	—	912,539
10% Senior Notes(d)	536,036	—
2% PIK Notes—debt component(e)	50,923	—
5% Mandatory Exchangeable Notes(f)	327,635	—

	914,594	912,539

Other debt and financing:
Secured equipment financing facilities	8,484	15,709
Secured bank financing facilities	173,553	207,941

Total long-term other debt and financing	182,037	223,650
Less: portion payable within one year	(55,887)	(64,280)

Total other debt and financing due after more than one year	126,150	159,370

  (ii) Borrowings due within one year:

	2003	2002
	US$ '000	US$ '000
Other debt and financing:
Secured equipment financing facilities	3,848	11,200
Secured bank financing facilities	72,929	81,186

Total short term other debt and financing	76,777	92,386
Portion of long-term debt payable within one year	55,887	64,280

Total other debt and financing due within one year	132,664	156,666

a) Company borrowings

        Borrowings mainly comprise notes, including corporate debt, term loans and revolving credit facilities in various countries and are mainly denominated in U.S. dollars. Average interest on these facilities is approximately 7.3% (2002: 12.5%, 2001: 12.9%). Average interest on short-term borrowings is approximately 6.8% (2002: 10.2%, 2001: 10.3%). Also included in debt and other financing is $160,000 (2002: $456,000) in respect of finance leases (Note 28).

        As of December 31, 2003, group companies had outstanding standby letters of credit and guarantees of $29,187,000 and $124,410,000 respectively (2002: $25,303,000 and $106,606,000) securing debt and commitments of other group companies. Accordingly, the Group's share of this debt is recorded in the balance sheet under the caption "Other debt and financing" and is described in this note below.

        In the normal course of business, MIC Group Companies have issued corporate guarantees to secure the obligations of some operations under bank, lease and supplier's financing agreements for other group companies. The table below describes, for each operation, the outstanding amount under the guarantees and the remaining terms of the guarantees. Amounts identified as bank guarantees are recorded in the Consolidated balance sheet under the caption "Other debt and financing".

	Bank and other financing Guarantees (2)	Terms as at December 31, 2003	Maximum exposure	Lease guarantees	Terms as at December 31, 2003	Maximum exposures	Suppliers' guarantee (3)	Terms as at December 31, 2003	Maximum exposure	Total Outstanding	Total Exposure	MIC Liabitlity
	US$ '000		US$ '000	US$ '000		US$ '000	US$ '000		US$ '000	US$ '000	US$ '000	US$ '000
Argentina	107	Due within 1 year	5,100	57	Due within 1 year	850				164	5,950	164
Bolivia	29,865	0-2 years	47,261							29,865	47,261	35,487
Paraguay	125	Due within 1 year	125							125	125	9,963
Peru	75	Due within 1 year	320				600	more than 5 years	600	675	920	675
El Salvador(1)	54,017	more than 5 years	61,517							54,017	61,517	75,714
Guatemala	762	more than 5 years	762							762	762	21,945
Pakistan	12,743	more than 5 years	19,816				15,612	0-3 years	22,855	28,355	42,671	45,745
Cambodia	3,731	0-2 years	13,923				4,657	0-2 years	4,657	8,388	18,580	8,388
Sri Lanka	10,020	more than 5 years	23,168				1,010	3-4 years	1,010	11,030	24,178	16,548
Vietnam	12,139	more than 5 years	12,139							12,139	12,139	12,468
Lao PDR	826	2-3 years	1,653							826	1,653	5,435
Total guarantees	124,410		185,784	57		850	21,879		29,122	146,346	215,756	232,532

(1)
Operation reconsolidated as from September 15, 2003

(2)
The guarantee can recover the outstanding amounts of the underlying loans in the case of non payment from MIC Group company guarantor

(3)
The guarantee can recover the outstanding amounts of the underlying supplier financing in the case of non payment from MIC Group company guarantor

        Additional guarantees are as follows: 1) MIC has guaranteed the payment by Telemovil of $70,000,000 to its minority shareholders, as described in Note 3(a); 2) MIC's subsidiary MIOBV guarantees MIC's 2% PIK Notes, as described below.

        The Group's share of the carrying amount of total pledged assets held by operating entities securing Group debt is $178,739,000 (2002: $97,204,000). The book value of pledged assets held by non-operating entities at December 31, 2003 is $479,040,000 (2002: $164,031,000). The Group has pledged 8,968,400 Tele2 AB series B shares (2002: 6,184,293). As of December 31, 2003, the Group had $31,530,000 (2002: $37,762,000) of pledged deposits against borrowings. The Group's share of total debt secured by either pledged assets, letters of credit or Company guarantees is $644,651,000 (2002: $189,395,000).

        The total interest charged in the year is $135,172,000 (2002: $185,959,000, 2001: $209,912,000).

b) Debt restructuring

        In 2003, MIC implemented a restructuring plan to reduce its indebtedness and debt service obligations. As of December 31, 2002, MIC had total consolidated indebtedness of $1.23 billion, which required a substantial amount of cash from operations to service its debt. MIC has also divested selected assets (MIC divested MIC Systems (including MACH), certain Tele2 AB shares, its operation in the Philippines, its operation in Colombia and Liberty Broadband Limited).

        In May 2003, $776 million or 85%, of the outstanding amount of MIC's Senior Subordinated 13.5% Notes due 2006 (the "Old Notes") had been tendered in MIC's private exchange offer. Holders of the tendered Old Notes also consented to certain amendments to the indenture covering the Old Notes.

        Upon closure of the exchange offer referred to above, MIC issued $562 million of MIC's 11% Senior Notes due 2006 (the "11% Senior Notes") and $64 million of MIC's 2% Senior Convertible PIK (payment-in-kind) Notes due 2006 ("2% PIK Notes") in exchange for the $776 million of Old Notes tendered. In addition, MIC also paid to holders of the Old Notes, who consented to the amendments of the Old Notes' indenture, $50 per $1,000 of Old Notes so consented (excluding affiliates of MIC), or approximately $38 million in aggregate. MIC's 2% PIK Notes are convertible at any time at the holder's option into MIC common stock at a conversion price of $2.69 per share (price after stock split). The debt exchange resulted in a gain of $96,748,000. This gain is recorded under the caption "Other financial income".

        On August 7, 2003, MIC's subsidiary, Millicom Telecommunications S.A., issued for an aggregate value of SEK 2,555,994,000 (the equivalent of approximately $310 million) mandatory exchangeable notes, which are mandatorily exchangeable into shares of Tele2 AB (the "5% Mandatory Exchangeable Notes"). On August 15, 2003 and September 30, 2003, MIC repurchased in private transactions $57 million and redeemed $110 million, respectively, in aggregate principal amount of the 11% Senior Notes. In August 2003, MIC also repaid the outstanding amount of the Toronto Dominion facility of $64 million.

        On November 7, 2003, MIC commenced a cash tender offer and consent solicitation relating to all of the $395 million outstanding principal amount of the 11% Senior Notes, which expired on December 8, 2003.

        On November 24, 2003, MIC issued $550 million principal amount of 10% Senior Notes due 2013 (the "10% Senior Notes") and issued a notice of redemption in respect of the total remaining outstanding amount of Old Notes. MIC used approximately $273 million of the proceeds of the offering of the 10% Senior Notes to acquire the outstanding amount of 11% Senior Notes tendered on or prior to December 8, 2003. MIC issued a notice of redemption with respect to the total remaining outstanding amount of 11% Senior Notes on December 5, 2003, with a redemption date of December 10, 2003. MIC used $143.8 million of the proceeds from the 10% Senior Notes to redeem in full the remaining outstanding amount of 11% Senior Notes. Finally MIC redeemed the Old Notes in their entirety on December 29, 2003.

c) Senior Subordinated 13.5% Notes

        On June 4, 1996, the Company raised $483,433,000 (after deducting discount and estimated expenses) through a private offering of Senior Subordinated 13.5% Notes due 2006 (the "Old Notes"). The Old Notes were issued at 52.075% of their principal amount of $962,000,000 and the purchase discount on the Old Notes accretes from issuance at an effective interest rate of 14.4%. Cash interest began to accrue on the Old Notes on June 1, 2001 at a rate of 13.5% per annum, payable semi-annually in arrears on June 1 and December 1, until maturity on June 1, 2006.

        During 2002, the Company re-purchased Old Notes for a value of $44,000,000 at market prices at the time, realizing a gain of $28,676,000 recorded in the consolidated statement of profit and loss under the heading "Other financial income". As of December 31, 2002, the outstanding balance of the Old Notes was $918,000,000 and the unamortized portion of deferred financing fees was $5,461,000 (2001: $7,399,000).

        The fair value of the Old Notes at December 31, 2002, which was determined from their market value, was $440,066,000.

        The Old Notes have been exchanged or repaid in 2003 (see b above).

d) 10% Senior Notes

        On November 24, 2003, MIC issued $550 million aggregate principal amount of 10% Senior Notes (the "10% Senior Notes") due on December 1, 2013. The 10% Senior Notes bear interest at 10% per annum, payable semi-annually in arrears on June 1 and December 1, beginning on June 1, 2004. Interest has been accrued from November 24, 2003 at an effective interest rate of 10.7%.

        The 10% Senior Notes are general unsecured obligations of MIC and rank equal in right of payment with all future unsecured and unsubordinated obligations of MIC. The 10% Senior Notes are not guaranteed by any of MIC's subsidiaries or affiliates, and as a result are structurally subordinated in right of payment to all indebtedness of such subsidiaries and affiliates.

        Other than out of the proceeds of certain public equity offerings prior to December 1, 2006, or for certain tax reasons, MIC may not redeem the 10% Senior Notes prior to December 1, 2008. On or after December 1, 2008, MIC may redeem all or a portion of the 10% Senior Notes at prices ranging from 105% to 100%.

        If MIC experience a Change of Control Triggering Event, defined as a rating decline and a change in control, each holder will have the right to require MIC to repurchase its notes at 101% of their principal amount plus accrued and unpaid interest and all other amounts due, if any.

        The indenture contains certain covenants that, among other things, limit MIC's ability to incur additional indebtedness, make certain payments, including dividends or other distributions, with respect to MIC's share capital and the share capital of MIC's subsidiaries, make certain investments, prepay subordinated debt, create certain liens, engage in certain transactions with affiliates, engage in certain asset sales, consolidate, merge or transfer all or substantially all MIC's assets and enter into other lines of business. Certain of these covenants will no longer apply if the 10% Senior Notes are rated above a certain level by the rating agencies or if MIC meets certain financial criteria after three years following their issuance date.

        As of December 31, 2003, the carrying amount of the 10% Senior Notes is $536,036,000.

e) 2% PIK Notes—debt component

        The 2% PIK Notes mature on June 1, 2006. The 2% PIK Notes bear interest at a rate of 2%, payable at the option of MIC, in either additional 2% PIK Notes or in cash, semi-annually in arrears on June 1 and December 1. The difference between the initial carrying amount of the debt component of the 2% PIK Notes and its nominal amount accretes at an effective interest rate of 11%.

        The 2% PIK Notes are convertible at any time, at the option of the holder, into MIC common stock at a conversion price of $2.69 (price after stock split) per share of common stock. At the maturity of the 2% PIK Notes, MIC may, at its option, pay all or a portion of the then outstanding principal amount in cash or in shares of its common stock. MIC may redeem the 2% PIK Notes at any time, in whole or in part, prior to June 1, 2004, at a price equal to 102.25% of their principal amount, and thereafter at a price equal to their principal amount. The 2% PIK Notes are senior unsecured obligations and rank senior in right of payment to all MIC's subordinated indebtedness. The 2% PIK Notes are unconditionally and irrevocably guaranteed by Millicom International Operations B.V.

        As of December 31, 2003, the debt component of the 2% PIK Notes amounted to $50,923,000.

f) 5% Mandatory Exchangeable Notes

        On August 7, 2003, Millicom Telecommunications S.A., MIC's wholly-owned subsidiary, issued for an aggregate value of SEK 2,555,994,000 (approximately $310 million) Mandatory Exchangeable Notes (the "5% Mandatory Exchangeable Notes"), which are exchangeable into Tele2 AB series B shares. The 5% Mandatory Exchangeable Notes may be exchanged either voluntarily at the option of the noteholders or mandatorily by Millicom Telecommunications S.A. as described below. The 5% Mandatory Exchangeable Notes will be exchangeable for an aggregate of up to 8,968,400 Tele2 AB series B shares (Note 8) which MIC beneficially owned through Millicom Telecommunications S.A. The number of Tele2 shares that Millicom Telecommunications S.A. is obligated to deliver is based on a formula that takes into account the market price of the Tele2 shares prior to any exchange. Under the formula, Millicom Telecommunications S.A. could retain up to 30% of the increase in value of the Tele2 shares over the designated reference price of SEK 285 per share. As a result, at August 6, 2006 or earlier if all of the 5% Mandatory Exchangeable Notes have been redeemed and exchanged prior to that date, Millicom Telecommunications S.A. could own up to approximately 23% of the 8,968,400 Tele2 AB series B shares underlying the 5% Mandatory Exchangeable Notes.

        The 5% Mandatory Exchangeable Notes may be exchanged voluntarily at the option of the noteholders at any time during the period commencing on September 17, 2003 and ending on the 25th trading day prior to August 7, 2006, which is expected to be July 11, 2006. In addition, the 5% Mandatory Exchangeable Notes may be exchanged voluntarily at the option of the holder in the event of certain changes in tax laws and in the event of a takeover offer in respect of Tele2 AB. Dividends, if any, paid by Tele2 AB would be attributed to the 5% Mandatory Exchangeable Notes holders.

        Unless otherwise previously redeemed and exchanged or purchased and cancelled, each 5% Mandatory Exchangeable Note will be mandatorily exchanged by Millicom Telecommunications S.A. on August 7, 2006.

        The 5% Mandatory Exchangeable Notes bear interest on the U.S. dollar equivalent amount of each note at a rate of 5% per annum payable semi-annually on February 7 and August 7 of each year. The effective interest rate is 8.45%. As of December 31, 2003 the carrying amount of the 5% Mandatory Exchangeable Notes net of unamortized financing fees was $327,635,000. In 2003, an exchange loss of $41,820,000 was recognized on the 5% Mandatory Exchangeable Notes.

        As part of the financing, MIC purchased U.S. treasury strips with a nominal value of $46,470,000 which will be used to settle the interest payments (Note 9).

        The 5% Mandatory Exchangeable Notes include an embedded derivative, which is valued separately. The embedded derivative, which reflects MIC's limited right to participate in the increase in value of the Tele2 shares, is recorded at fair value, taking into account time and volatility factors. As of December 31, 2003, the fair value of the embedded derivative amounted to $103,457,000, with the variation for the period from August 7, 2003 to December 31, 2003 amounting to $84,578,000 recorded under the caption "Fair value result on financial instruments".

g) Other debt and financing

        MIC's share of total other debt and financing analyzed by country is as follows:

	2003	2002
	US$ '000	US$ '000
Bolivia(i)	35,487	46,660
Colombia(ii)	—	78,819
El Salvador(iii)	75,714	—
Guatemala(iv)	21,945	28,817
Pakistan(v	45,745	45,373
Paraguay	9,963	8,517
Senegal	17,585	8,078
Sri Lanka(vii)	16,548	23,325
Tanzania(viii)	7,819	2,565
Vietnam	12,468	6,493
Other	15,180	17,212
less: pledged deposits	—	(4,841)

Total	258,454	261,018
Corporate	360	55,018

Total other debt and financing	258,814	316,036

Of which:
due after more than 1 year	126,150	159,370
due within 1 year	132,664	156,666

	258,814	316,036

        In December 2001, the Group entered into an equity swap transaction with Toronto-Dominion Bank for a maximum facility amount of SEK 1,855 million ($175 million as of December 31, 2001). In exchange for the facility, the Group pledged Tele2 AB series B shares. The number of shares pledged was adjusted on a monthly basis based on the market value of these Tele2 shares. The facility's interest rate was calculated using the STIBOR one-month rate plus 2%, payable on a monthly basis, with a final maturity in November 2004. As of December 31, 2002 $54,638,000 was outstanding under this facility collateralized by 6,184,293 Tele2 AB series B shares. This transaction was accounted for as a borrowing and the related Tele2 AB series B shares were recorded as pledged securities under the caption "Investment in Tele2 AB shares" in non-current asset. In 2003, the outstanding amount due under this agreement was fully repaid (see b).

        As of December 31, 2003, MIC was in breach of loan covenants for a total debt of $28,765,000 (2002: $22,459,000), which is classified as current debt on the balance sheet. None of the above facilities have been called by the banks concerned. In the opinion of management, the outcome of discussions to resolve these breaches will not materially impact the ability of the companies concerned to maintain adequate funding arrangements to support and develop future operations.

        Significant individual financing facilities are described below (amounts disclosed exclude effect of proportional consolidation):

  i) Bolivia

          In June 2001, Telefonica Celular de Bolivia SA ("Telecel Bolivia") signed an agreement for additional financing in the amount of $25,000,000 with the International Finance Corporation (IFC) and $10,000,000 with the Nederlandse Financierings-Maatschappij Voor Ontwikkelingslanden, N.V. (FMO), also known as the Netherlands Development Finance Company. This financing bears interest at LIBOR plus 3.00% and is repayable in installments starting in December 2002 and until December 2006. In addition, in November 2001, Telecel Bolivia signed an agreement with Bayerische Landesbank Girozentrale ("BLG") for an aggregate amount of $10,361,228. This financing bears interest at LIBOR plus 0.90%. Among other things, the financing requires the company to maintain certain financial covenants such as a debt ratio, long-term debt service coverage, and debt-to-equity ratio. As of December 31, 2003, the company was in breach of certain covenants on the IFC, FMO and BLG loans and the outstanding balances had been reclassified as current financing. MIC is currently reviewing the terms of these loans with the lenders who have agreed to amend certain covenants. As of December 31, 2003, $28,765,000 was drawn down related to these financings. These financings have helped to fund the expansion and further digitalization of the Group's mobile cellular telecommunications network in Bolivia. These financings are guaranteed by MIC.

  ii) Colombia

          MIC arranged financing during 1994 for Celcaribe S.A., its former operation in Colombia. This financing consisted of units in a high yield note trust certificate ($82,504,129) and Celcaribe ordinary share trust certificates ($26,264,876) and secured bank financing ($11,400,000). As of December 31, 2002 the amount outstanding under the high yield note trust certificate was $67,700,000. In 2002 Celcaribe S.A. repurchased these high yield note trust certificates at market price, realizing a gain of $13,571,000 (2001: $8,075,000) recorded in "Other financial income".

  iii) El Salvador

          In connection with the acquisition by Telemovil El Salvador of 30% of its own shares a debt of $51,517,000 is outstanding as of December 31, 2003 (see Note 3a iv). This debt is guaranteed by MIC.

  iv) Guatemala

          In connection with the purchase of GSM equipment, MIC's operation in Guatemala entered into a facility agreement in September 2003 with a syndicate of banks led by Banco G&T Continental. The facility agreement provides for an amortizing seven-year term loan facility in an aggregate principal amount of Quetzal 400,000,000 (approximately $50 million). Amortization payments are payable semi-annually in the fixed amount of Quetzal 33,333,000 each and are scheduled to begin in March 2005. Interest is payable at a fixed annual rate of 8.0% for the first year of the loan and is subject to semi-annual adjustment thereafter. As of December 31, 2003, $39,900,000 of this facility was outstanding.

  v) Pakcom

          In 2003, Pakcom entered into a long-term financing agreement with National Bank of Pakistan for an amount of PKR 1,250,000,000 ($21,834,000) bearing interest at 4.1% repayable in 2007. In November 2002, Pakcom signed a syndicated finance agreement for PKR 800 million (approximately $13,700,000). For this agreement Faysal Bank Limited acted as security agent and Standard Chartered Bank acted as facility agent bearing interest rate at the State Bank of Pakistan discount rate plus 1.75%, with a floor rate of 11.75%. As of December 31, 2003, this facility was fully reimbursed.

  vi) Paktel SPV

          During 2003 Paktel entered into a Sale and Purchase Agreement of its existing and future receivables with SPV Limited, a special purpose vehicle incorporated in Pakistan. The total receivables sold amount to PKR 1,308 million ($22.9 million) and their acquisition price amounts to PKR 990 million ($17.3 million). SPV Limited has financed this acquisition by the issuance of Term Finance Certificates ("TFC") that have been underwritten by financial institutions for an aggregate amount of PKR 840 million ($14.7 million) and by Pakcom for an amount of PKR 150 million ($2.6 million). As MIC bears the risks associated to this financing transaction MIC has consolidated SPV Limited in its financial statements.

          As of December 31, 2003, the outstanding amount of TFC was $15.6 million.

  vii) Sri Lanka

          In September 2000, ABN-Amro arranged a seven-and-a-half-year syndicated loan of LKR 1,534,000,000 ($20,000,000) for Celltel Lanka Limited, MIC's 99.9% owned operation in Sri Lanka. This financing bears interest at 3% over the weighted average Treasury Bill Rate and is repayable over 13 quarterly instalments commencing in September 2001. As of December 31, 2003, $8,520,000 was outstanding.

  viii) Tanzania

          In June 2003, MIC Tanzania entered into a syndicated term loan facility agreement with Standard Chartered Bank Tanzania Limited as arranger, pursuant to which MIC Tanzania borrowed an aggregate of $15,000,000 ($6,000,000 in U.S. dollars and $9,000,000 in Tanzania Shillings). This facility bears interest for the advances in U.S. dollars at LIBOR plus 4.50% and for the advances in Tanzanian Shillings at the Treasury Bill Rate plus 4.50%, with a minimum applicable interest rate of 12% per annum. As of December 31, 2003, $13,173,000 of this facility was outstanding.

h) Fair value of financial liabilities

        The fair value of the financial liabilities disclosed above has not been determined due to constraints of timeliness and costs. However all relevant information about the principal characteristics of these liabilities that are pertinent to their respective fair value have been disclosed individually.

i) Analysis of borrowings by maturity

        The total amount repayable at December 31, 2003 and 2002 is as follows:

	Corporate 2003	Operations 2003	Total 2003	Corporate 2002	Operations 2002	Total 2002
	US$ '000	US$ '000	US$ '000	US$ '000	US$ '000	US$ '000
Due within:
1 year	360	132,304	132,664	—	156,666	156,666
1 - 2 years	—	51,622	51,622	57,536	65,435	122,971
2 - 3 years	418,129	35,889	454,018	380	19,768	20,148
3 - 4 years	—	13,964	13,964	918,000	10,666	928,666
4 - 5 years	—	1,601	1,601	—	6,676	6,676
Due after 5 years	550,000	23,074	573,074	—	1,807	1,807

Total repayable	968,489	258,454	1,226,943	975,916	261,018	1,236,934

Unamortized difference between carrying amount and nominal amount	(53,535)	—	(53,535)	(8,359)	—	(8,359)

Total debt, net	914,954	258,454	1,173,408	967,557	261,018	1,228,575

Of which subordinated(i)	—	—	—	918,000	67,700	985,700

(i)
See c) and g) ii) above.

19.  OTHER CURRENT LIABILITIES

        Other current liabilities are comprised as follows:

	2003	2002
	US$ '000	US$ '000
Taxes payable	47,280	25,530
Deferred revenue	31,915	19,569
Subscriber deposits	5,265	6,463
Other current liabilities	28,244	23,436

	112,704	74,998

20.  ANALYSIS OF GROUP REVENUES AND COST OF REVENUES, SEGMENTAL REPORTING

        The Group mainly operates in one reportable industry segment, telecommunications services. The Group's revenues comprise the following:

	2003	2002	2001
	US$ '000	US$ '000	US$ '000
Provision of telecom services	621,728	581,321	600,315
Connection revenues	10,212	7,982	9,567
Equipment revenues	15,164	15,883	34,688

Total revenues	647,104	605,186	644,570

        The Group's cost of sales comprise the following:

	2003	2002	2001
	US$ '000	US$ '000	US$ '000
Costs from the provision of telecom services	(229,169)	(227,154)	(220,850)
Connection costs	(5,680)	(5,600)	(6,019)
Equipment costs	(23,153)	(26,776)	(47,722)

Total cost of sales	(258,002)	(259,530)	(274,591)

        The segmental reporting by strategic operating entity is prepared on a geographical basis and reflects the measures of segmental profit and loss and financial position reviewed by management. The strategic segments are defined in Notes 1 and 3. As mentioned in Note 3, MIC reclassified in 2003 its interest in Mauritius from the previous segment MIC Asia to the segment Africa. The segmental information for 2002 and 2001 is restated below accordingly.

        Other than financing arrangements, there are no significant transactions between the segments. For the purposes of this presentation, corporate expenses are recorded in Unallocated.

	2003	2002	2001
	US$ '000	US$ '000	US$ '000
South East Asia
Revenues	175,354	140,607	121,366
of which divested	—	1,113	1,817
Depreciation and amortization	(42,584)	(34,609)	(28,284)
of which divested	—	(4,812)	(3,316)
Operating profit	59,345	46,032	40,001
of which divested	—	(5,601)	(4,504)
Non-cash (expenses) income	(506)	199	(1,528)
of which divested	—	199	(1,380)
Profit before minority interest	51,047	31,894	25,285
of which divested	—	(13,318)	(11,050)
Assets	157,678	133,954
Capital expenditure	44,823	25,573
of which divested	—	4
Liabilities	(84,239)	(42,995)
	2003	2002	2001
	US$ '000	US$ '000	US$ '000
South Asia
Revenues	105,602	83,133	80,378
of which divested	—	—	4,061
Depreciation and amortization	(22,178)	(16,161)	(19,340)
of which divested	—	—	(554)
Operating profit	31,817	24,504	12,776
of which divested	—	—	456
Non-cash (expenses) income	97	—	(31)
of which divested	—	—	—
Profit before minority interest	17,721	13,746	583
of which divested	—	—	(400)
Assets	115,927	139,657
Capital expenditure	12,934	14,418
Liabilities	(144,197)	(145,238)

	2003	2002	2001
	US$ '000	US$ '000	US$ '000
Central America
Revenues	171,321	166,409	170,937
of which divested	5,926	50,506	45,889
Depreciation and amortization	(24,519)	(36,320)	(36,647)
of which divested	(2,058)	(16,441)	(16,989)
Operating profit	66,319	(33,166)	34,116
of which divested	(256)	(35,294)	(2,178)
Profit from associates	380	62	—
Non-cash expenses	(381)	(79,422)	(1,422)
Profit before minority interest	52,615	(14,397)	2,340
of which divested	(2,218)	(40,498)	(18,239)
Assets	275,909	293,670
of which divested	—	110,711
Capital expenditure	13,736	15,338
of which divested	—	2,555
Liabilities	(158,223)	(61,542)
of which divested	—	(7,919)
	2003	2002	2001
	US$ '000	US$ '000	US$ '000
South America
Revenues	99,343	111,145	144,384
Depreciation and amortization	(22,485)	(21,336)	(33,930)
Operating profit (loss)	18,571	22,299	29,308
Non-cash income (expenses)	4,208	(5,141)	—
Profit (loss) before minority interest	7,739	12,749	7,557
Assets	134,574	158,327
Capital expenditure	8,321	18,041
Liabilities	(123,560)	(143,650)
	2003	2002	2001
	US$ '000	US$ '000	US$ '000
Africa
Revenues	84,858	62,011	53,214
Depreciation and amortization	(13,855)	(10,129)	(9,936)
of which divested	—	(20)	(15)
Operating profit	17,006	2,172	3,266
of which divested	—	(392)	(311)
Non-cash expenses	(4,239)	(745)	(15)
Profit (loss) before minority interest	6,600	(5,351)	(5,243)
of which divested	—	(500)	(378)
Assets	119,630	102,972
Capital expenditure	24,002	16,248
of which divested	—	12
Liabilities	(123,386)	(110,257)

	2003	2002	2001
	US$ '000	US$ '000	US$ '000
Other
Revenues	10,626	15,671	11,945
of which divested	250	3,620	3,511
Depreciation and amortization	(2,516)	(8,088)	(5,707)
of which divested	(29)	(1,169)	(2,671)
Operating loss	(3,622)	(18,366)	(11,124)
of which divested	158	(11,992)	(8,024)
Non-cash expenses	(3,184)	(12,545)	(20,108)
of which divested	—	(6,833)	(20,074)
Loss before minority interest	(3,699)	(24,483)	(16,634)
of which divested	95	(14,489)	(12,031)
Assets	9,648	15,604
of which divested	—	1,217
Capital expenditure	12	7,217
of which divested	—	1,743
Liabilities	(11,085)	(14,485)
of which divested	—	(1,487)

	2003	2002	2001
	US$ '000	US$ '000	US$ '000
MIC Systems (divested in 2002)
Revenues	—	28,186	26,300
Depreciation and amortization	—	(6,814)	(4,588)
Operating profit	—	7,275	5,864
Non-cash expenses	—	(53)	(211)
Profit before minority interest	—	3,892	3,124
Capital expenditure	—	774	—

	2003	2002	2001
	US$ '000	US$ '000	US$ '000
FORA Telecom (divested 2001)
Revenues	—	—	37,716
Depreciation and amortization	—	—	(8,126)
Operating profit	—	—	1,061
Non-cash expenses	—	—	(408)
Loss before minority interest	—	—	(9,844)
	2003	2002	2001
	US$ '000	US$ '000	US$ '000
Unallocated items
Revenues	—	41	15
Depreciation and amortization	(432)	(5,861)	(7,633)
Operating (loss) profit	(26,921)	71,563	(22,482)
of which divested	—	(1,410)	(440)
Loss from associates	—	—	(3,112)
Non-cash (expenses) income	(1,854)	(464)	655
Profit (loss) before minority interest	61,495	(380,699)	(144,417	)(i)
of which divested	—	(6,914)	(1,009)
Assets	3,608,671	1,857,632
of which divested	—	—
Capital expenditure	—	165
Liabilities	(2,350,741)	(2,365,170)
of which divested	—	—

(i)
In 2003, MIC changed its accounting policy regarding the treatment of available-for-sale securities. Had MIC applied the same accounting principle in prior years the adjusted amount for 2001 would have been $(205,742,000). The amount for 2002 would be unchanged (Note 2).

	2003	2002	2001
	US$ '000	US$ '000	US$ '000
INTER-SEGMENT ELIMINATIONS
Revenues	—	(2,017)	(1,685)
Assets	(2,899,088)	(1,498,697)
Liabilities	1,413,873	1,408,692
	2003	2002	2001
	US$ '000	US$ '000	US$ '000
TOTAL
Revenues	647,104	605,186	644,570
Of which divested	6,176	83,425	119,294
Depreciation and amortization	(128,569)	(139,318)	(154,191)
Of which divested	(2,087)	(29,256)	(36,259)
Operating profit	162,515	122,313	92,786
Of which divested	(98)	(47,414)	(8,076)
Profit (loss) from associates	380	62	(3,112)
Non-cash expenses	(5,859)	(98,171)	(23,068)
of which divested	—	(6,687)	(22,073)
Profit (loss) before minority interest	193,518	(362,649)	(137,249)
of which divested	(2,123)	(71,827)	(49,827)
Assets	1,522,949	1,203,119
of which divested	—	111,928
Capital expenditure	103,828	97,774
of which divested	—	5,088
Liabilities	(1,581,558)	(1,474,645)
of which divested	—	(9,406)

        Non-cash expenses other than depreciation and amortization comprise write-downs of assets disclosed in Note 22.

21.   PERSONNEL CHARGES

        The following personnel charges are included in sales and marketing expenses, general and administrative expenses and other operating expenses:

	2003	2002	2001
	US$ '000	US$ '000	US$ '000
Wages and salaries
Sales and marketing	6,784	8,761	12,073
General and administrative	19,320	23,961	30,756
Other operating expenses	5,285	10,609	10,625

	31,389	43,331	53,454

Social security
Sales and marketing	499	948	1,468
General and administrative	2,168	3,809	4,603
Other operating expenses	120	111	264

	2,787	4,868	6,335

	34,176	48,199	59,789

        The average number of permanent employees on a proportional basis during 2003 was 1,917 (2002: 2,080; 2001: 3,032). Directors received payments of $296,000 (2002: $1,711,000; 2001: $1,840,000) in respect of their services to the Group. The Group does not have any material pension or post retirement plan arrangements.

        Stock-based compensation offered to officers and employees are disclosed in Note 17.

22.   DISPOSAL AND WRITE-DOWN OF ASSETS, NET

a) Write-down of assets, net

	2003
	Goodwill(i)	Licenses(ii)	Equipment(iii)	Other	Total
	US$ '000	US$ '000	US$ '000	US$ '000	US$ '000
South East Asia	—	—	—	506	506
South Asia	—	—	—	(97)	(97)
Central America	—	—	—	381	381
South America	—	—	(1,579)	(2,629)	(4,208)
Africa	—	—	4,097	142	4,239
Unallocated	—	—	—	1,854	1,854
Other	—	3,073	—	111	3,184

	—	3,073	2,518	268	5,859

(i)
Recorded under the caption "Other operating expenses"

(ii)
Recorded under the caption "General and administrative expenses"

(iii)
Recorded under the caption "Cost of sales"

        During 2003, MIC entered into discussions concerning the sale of its high-speed wireless data operation in Peru. Following these discussions, MIC has recognized an impairment charge of $3,073,000 in the carrying value of the license in Peru (Note 5).

        Due to revised anticipated lower revenues from non-digital equipment, MIC recognized an impairment loss of $4,097,000 over certain network equipment in Africa in 2003. In addition MIC reversed an impairment loss in South America for an amount of $1,579,000.

	2002
	Goodwill(i)	Licenses(ii)	Equipment(iii)	Other	Total
	US$ '000	US$ '000	US$ '000	US$ '000	US$ '000
South East Asia	—	—	—	(199)	(199)
South Asia	—	—	—	—	—
Central America	35,723	41,733	—	1,966	79,422
South America	—	—	—	5,141	5,141
Africa	—	—	—	745	745
MIC Systems	—	—	—	53	53
Unallocated	—	—	—	464	464
Other	585	4,945	6,833	182	12,545

	36,308	46,678	6,833	8,352	98,171

(i)
Recorded under the caption "Other operating expenses"

(ii)
Recorded under the caption "General and administrative expenses"

(iii)
Recorded under the caption "Cost of sales"

        During 2002, MIC entered into discussions concerning the sale of Celcaribe, its cellular operation in Colombia. Following the signing of a sale and purchase agreement in December 2002, management recognized an impairment loss corresponding to the difference between the recoverable amount and the carrying value of its intangibles in Celcaribe. Other impairments have also been identified and recorded as disclosed in the table above by reporting segment.

	2001
	Goodwill(i)	Licenses(ii)	Other	Total
	US$ '000	US$ '000	US$ '000	US$ '000
South East Asia	1,030	350	148	1,528
South Asia	—	—	31	31
FORA Telecom	622	146	(360)	408
Central America	—	—	1,422	1,422
Africa	—	—	15	15
MIC Systems	—	—	211	211
Unallocated	—	—	(655)	(655)
Other	—	20,074	34	20,108

	1,652	20,570	846	23,068

(i)
Recorded under the caption "Other operating expenses"

(ii)
Recorded under the caption "General and administrative expenses"

        During 2001, management identified an impairment of its license to operate high-speed wireless data services in the UK due to initial market conditions that have delayed profitable asset deployment. Therefore, an impairment loss was measured as the difference between the recoverable amount, determined by reference to discounted cash flows and the carrying value of the license at the measurement date, resulting in a write-down of $20,074,000. Other impairments have also been identified and recorded as disclosed in the table above by reporting segment.

b) Gain (loss) from sale of subsidiaries and joint ventures, net

  2003

        In February 2003, MIC completed the sale of Celcaribe, its cellular operation in Colombia, realizing total proceeds of $10,932,000 and a net gain of $3,305,000.

        Following the sale of a number of operations in 2002 and based on certain contractual provisions the Group recorded a net decrease in sales prices of $1,092,000.

  2002

        Following the sale of the Company's interest in FORA Telecom BV in 2001 and after subsequently obtaining in 2002 certain GSM licenses, MIC received additional proceeds of $30 million in cash. In addition, certain loans for which MIC was liable were settled at less than their carrying value. The gain realized in obtaining the licenses and settling the loans, net of costs incurred was $30,859,000 in 2002.

        In July 2002, MIC's minority shareholder in its cellular operation in Vietnam exercised his option to purchase 10% of the share capital of that operation. MIC recognized a gain of $16,603,000 in 2002 (Note 10).

        In September 2002, MIC sold its interest in its cellular operation in the Democratic Republic of Congo recognizing a loss of $21,000.

        In September 2002, the Group sold its 100% interest in Liberty Broadband Ltd. recognizing a loss of $10,294,000.

        In May 2002, MIC sold 17% of its interest in MIC Systems BV, the direct parent company of MACH SA, for $17,000,000 to Kinnevik BV. Further, in November 2002, MIC Systems BV sold its 100% interest in Mach SA for a sum of Euro 95 million, approximately $97,000,000. These two transactions resulted in the recognition of a gain of $87,655,000 for the Group.

        In December 2002, the Group completed the sale of its cellular operation in the Philippines for a nominal sum, recognizing a loss of $35,988,000.

  2001

        In September 2001, the Company sold its 24.5% investment in SkyCell Communications Limited, the Indian cellular company operating in Chennai (formerly known as Madras), to Bharti Tele-Ventures Limited. The sale resulted in a $28,354,000 gain on the disposal.

        In November 2001, MIC sold 100% of its interest in FORA Telecom BV, its Russian Cellular telephone operations, to Tele2 AB for a consideration of $80 million of Tele2 AB series "B' shares, (corresponding to 2,461,449 Tele2 AB series "B' shares), plus a maximum of $30 million in cash or additional Tele2 AB series "B' shares, depending on the outcome of GSM license applications for three of MIC's cellular telephone operations in Russia. Upon execution of the sale agreement, MIC agreed to assign deposits held for loans by Banque Invik and to waive all intercompany balances between the segment and the Group. The disposal resulted in a $6,693,000 non-cash gain recognized in 2001.

c) Disclosure on discontinuing operations

        In May 2002 the Group publicly announced its intention to sell the MIC Systems group of companies. These operations were sold on November 15, 2002 and are reported in these financial statements as a discontinuing operation. The sales, results, cash flows and net assets of the MIC Systems operations were as follows:

	From January 01, 2002 to November 15, 2002	Year ended December 31, 2001
	US$ '000	US$ '000
Sales	27,723	25,921
Operating costs	(20,911)	(20,423)

Profit from operations	6,812	5,498
Finance cost	(1,969)	(1,521)

Profit before tax	4,843	3,977
Tax	(1,414)	(1,219)

Profit after tax	3,429	2,758

Operating cash flows	(1,088)	6,181
Investing cash flows	4,499	(5,361)
Financing cash flows	(281)	(4)

Total cash flows	3,130	816

	At November 15 2002	At December 31, 2001
	US$ '000	US$ '000

Property, plant and equipment	2,293	2,297
Other non-current assets	6,255	5,477
Current assets	26,167	11,309

Total assets	34,715	19,083
Total liabilities	(8,099)	(6,748)

Net assets	26,616	12,335

The gain on disposal was determined as follows:
Net assets sold	26,616
Proceeds from sale	114,271

Gain on disposal	87,655
Tax thereon	—

After-tax gain on disposal	87,655

The net cash inflow on sale is determined as follows:
Proceeds from sale	114,271
Less: cash and cash equivalents in subsidiary sold	(4,125)

Net cash inflow on sale	110,146

23.  TAXES

        Group taxes are comprised of income taxes of subsidiaries and joint ventures. As a Luxembourg commercial company, the Company is subject to all taxes applicable to a Luxembourg Société Anonyme. Due to losses incurred and brought forward, no taxes based on Luxembourg-only income have been computed for 2003, 2002 or 2001.

        The effective tax burden on profitable operations is approximately 27% (2002: 25%, 2001: 19%). Currently profitable operations are in jurisdictions with tax rates of 15% to 41% (2002: 13% to 35%, 2001: 8% to 40%). The utilization of tax loss carryforwards or holidays had an impact of decreasing the effective tax rate on profitable operations by approximately 1% in 2003 (2002: 1%, 2001: 1%). The operations currently incurring losses operate in tax jurisdictions with rates ranging from 25% to 27% (2002: 25% to 35%, 2001: 25% to 35%).

        A reconciliation between the weighted average statutory rate and the effective weighted average tax rate applicable to profitable operations is as follows:

	2003	2002	2001
	%	%	%
Weighted average statutory rate	28	26	22
Investment incentive program (Paraguay)	—	—	(2)
Utilization of tax loss carry forwards	(1)	(1)	(1)

Weighted average effective rate	27	25	19

        The charge for income taxes is shown in the following table and recognizes that revenue and expense items may affect the financial statements and tax returns in different periods (temporary differences):

	2003	2002	2001
	US$ '000	US$ '000	US$ '000
Current income tax charge	38,369	21,143	25,577
Deferred income tax charge (income)	14,000	1,591	(17,360)

Charge for taxes	52,369	22,734	8,217

        The tax effects of significant items comprising the Group's net deferred income tax liability as of December 31, 2003 and 2002 are as follows:

	2003	2002
	US$ '000	US$ '000
Deferred income tax liabilities:
Differences between book and tax basis of assets and liabilities	(37,630)	(26,874)

Deferred income tax assets:
Tax credit carryforwards	2,734	2,734
Other temporary differences	926	3,510
Provision for doubtful debtors	424	2,226
Net operating and other loss carryforwards	1,142	—

Net deferred income tax assets	5,226	8,470

Net deferred income tax liability	(32,404)	(18,404)

Amount included in balance sheet as non-current deferred tax liability	(33,944)	(26,874)

Amount included in balance sheet as non-current deferred tax asset	5,226	8,470

        Deferred income tax liabilities reflect temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred income tax assets are comprised of tax credit carryforwards and operating losses in joint ventures and subsidiaries.

        The Company has not recorded deferred income tax liabilities applicable to undistributed earnings of foreign joint ventures and subsidiaries that will be reinvested in foreign operations. Undistributed earnings amounted to $338,052,000 at December 31, 2003 (2002: $279,883,000, 2001: $325,264,000).

        Net operating and other loss carryforwards amounting to $10,849,000 (2002: $189,080,000, 2001: $108,069,000) are present in the Group. These have expiry periods depending on their jurisdiction of greater than one year. $2,479,000 (2002: $177,271,000, 2001: $107,394,000) of these net operating and other loss carryforwards are not anticipated to be used within expiry periods.

        In October 2001, the Company determined that the Tax Liabilities, as defined by the Merger Agreement, amounted to $7,023,000. At the time of the Merger, the Group recorded a provision of $13,544,000 as a deferred tax liability for the Tax Liabilities, resulting in a difference of $6,521,000 that was settled by the final issuance of 374,521 shares and a realized gain of $3,521,000 (Note 17) corresponding to the difference between the issuance price and the share price as of the date of the transaction. This gain is recorded under the caption "Other financial income" in the statement of profit and loss.

        Concurrently, the Group reversed a deferred tax provision of $12,274,000. Such amount has been recorded as a deduction to the tax provision for the year ended December 31, 2001 as a deferred tax income.

24.  CASH FLOW FROM OPERATING ACTIVITIES

	2003	2002	2001
	US$ '000	US$ '000	US$ '000
Profit (loss) after taxes for the year	178,823	(385,143)	(138,053)
Adjustments for non-cash items:
Depreciation and amortization	128,569	139,318	154,191
Interest accretion on borrowings (effective rate)	9,727	1,938	50,685
Write-down of assets	5,859	78,167	23,998
Gain on exchange and disposal of assets	(2,213)	(88,814)	(35,047)
(Gain) loss and valuation movement on investment securities	(246,760)	299,963	15,931
Fair value result on financial instruments	84,578	7,858	9,914
(Profit) loss from operations in associated companies	(380)	(62)	3,112
Exchange loss on 5% Mandatory Exchangeable Notes	41,820	—	—
Increase in the provision for doubtful receivables	5,794	2,558	9,531
Minority interest	14,695	22,494	804
Other non-cash gain	(533)	—	—
Other financial income	(96,748)	(42,247)	(11,596)
Adjustment to reconcile working capital:
Decrease/(increase) in trade debtors, prepaid and other current assets	16,463	5,790	(34,701)
(Increase) decrease in inventories	(1,387)	5,386	3,277
(Decrease) increase in trade and other payables	1,039	31,230	58,347
Increase (decrease) in accrued interest	2,828	(8,841)	2,435
Increase (decrease) in accrued taxation	27,720	2,986	(8,859)
Reclassification to financing activities
Early redemption penalties on debt restructuring	14,466	—	—

Net cash provided by operating activities	184,360	72,581	103,969

        Interest paid during the year amounted to $135,346,000 (2002: $197,297,000, 2001: $208,029,000). Taxes paid amounted to $20,305,000 (2002: $21,582,000, 2001: $22,671,000).

25.  ACQUISITION OF SUBSIDIARIES AND JOINT VENTURES

        The Group has, from time to time, acquired or increased its share in certain subsidiaries and joint ventures. The fair value of the assets acquired and liabilities assumed during the year were as follows:

	2003	2002	2001
	US$ '000	US$ '000	US$ '000
Property, plant and equipment	22,464	—	11,430
Goodwill	46,101	2,268	8,091
Intangible assets	468	—	12,851
Current assets	29,186	390	3,742
Amounts due in more than one year	(70,501)	—	(1,691)
Amounts due within one year	(11,177)	—	(7,902)
Minority interest	—	(658)	(3,150)

	16,541	2,000	23,371
Non cash gain	(533)	—	—

Total purchase price paid in cash	16,008	2,000	23,371
Less: Cash acquired	(17,028)	—	(393)

Cash paid (received) for acquisitions net of cash acquired	(1,020)	2,000	22,978

        In 2003, MIC increased its holding in its operation in Tanzania from 57% to 59.4%. In 2002, the Company increased its ownership in Celcaribe throughout the year to arrive at an ownership percentage of 95.4% as of December 31, 2002 (Note 9). In addition, in November 2002, MIC purchased the remaining 30% interest in Millicom (Ghana) Limited. Both operations were fully consolidated at December 31, 2002 and 2001.

        In 2003, MIC regained control and started reconsolidating Telemovil its operation in El Salvador (Note 3).

26.  DISPOSAL OF SUBSIDIARIES AND JOINT VENTURES

        The Group has, from time to time, disposed of or reduced its share in certain subsidiaries and joint ventures. The impact of the change in consolidation method and the fair value of the assets disposed of and liabilities assigned during the year were as follows:

	2003	2002	2001
	US$ '000	US$ '000	US$ '000
Property, plant and equipment	33,496	11,396	36,419
Intangible assets	51,342	26,332	9,503
Pledged deposits	(997)	30,989	—
Current assets	15,300	72,553	60,596
Amounts due in more than one year	(33,752)	(2,125)	(2,526)
Amounts due within one year	(56,240)	(86,899)	(38,352)
Disposal of minority interest	—	5,594	(75)

	9,149	57,840	65,565
Profit on sale	2,213	57,955	35,047

Total sale price, in cash and cash equivalents	11,362	115,795	100,612
Add: Additional proceeds on sale of FORA less expenses incurred	—	27,547	—
Less: Cash disposed	(2,514)	(8,271)	(1,803)
Available-for-sale securities received	—	—	(79,558)

Cash flow on disposal net of cash	8,848	135,071	19,251

        The results, assets and liabilities of divested operations are summarized in Note 20.

27.  NON-CASH INVESTING AND FINANCING ACTIVITIES

	2003	2002	2001
	US$ '000	US$ '000	US$ '000
Investing activities:
Revaluation of marketable securities	246,760	(57,813)	(79,061)
Acquisition of El Salvador	51,371	—	—
Change in consolidation method	—	—	25,464
Disposal of joint ventures	—	—	(72,865)
Acquisition of available-for-sale securities	—	—	79,557
Financing activities:
Redemption of debt	(150,350)	(42,247)	—
Issuance of capital	1,181	—	2,999

28.  COMMITMENTS AND CONTINGENCIES

        The Company and its operations are contingently liable with respect to lawsuits and other matters that arise in the normal course of business. As of December 31, 2003, MIC's consolidated share of these matters that have not been provided totaled $32,419,000 of which $1,471,000 relate to joint ventures. Management is of the opinion that while it is impossible to ascertain the ultimate legal and financial liability with respect to these contingencies, the ultimate outcome of these contingencies is not anticipated to have a material effect on the Group's financial position and operations.

Tele2 AB series B shares

        The Tele2 AB series B shares underlying the 5% Mandatory Exchangeable Notes have been lent to Deutsche Bank AG London pursuant to a securities lending arrangement. Millicom Telecommunications S.A. is obligated to deliver Tele2 AB series B shares upon exchange of the 5% Mandatory Exchangeable Notes even in the event of a failure of Deutsche Bank AG London to redeliver to Millicom Telecommunications S.A. Tele2 AB series B shares.

MACH

        In November 2002, MIC completed the sale of Multinational Automated Clearing House S.A. ("MACH"). Following examination of the books and records of MACH subsequent to purchase, the buyers have claimed a reduction in the purchase price to reflect a claimed lower balance sheet value, as per the terms of the purchase agreement. MIC's management is currently examining this claim and does not expect there to be a significant impact on the Group's consolidated financial statements.

Debt pledges and guarantees

        Details of debt pledges and guarantees are contained in Note 18.

Operational environment

        MIC has operations in emerging markets, namely Asia, Latin America and Africa, where the regulatory, political, technological and economic environments are evolving. As a result, there are uncertainties that may affect future operations, the ability to conduct business, foreign exchange transactions and debt repayments and which may impact upon agreements with other parties. In the normal course of business, MIC is involved in discussions regarding taxation, interconnect and tariffing arrangements, which can have a significant impact on the long-term economic viability of its operations. In management's opinion, the current status and anticipated evolution of the regulatory, political, technological and economic environments as well as its business arrangements with third parties in countries in which MIC has operations will not materially negatively impact MIC's financial position or operations.

Lease commitments

  Operating Leases:

        The Group has the following annual operating lease commitments as of December 31, 2003 and 2002.

		2003	2002
		US$ '000	US$ '000
Operating lease commitments
Within:	one year	310	246
Between:
	one - two years	231	228
	two - three years	186	199
	three - four years	143	167
	four - five years	94	128
After:	five years	125	196

Total		1,089	1,164

        Operating lease expense was approximately $1,015,000 in 2003 (2002: $5,018,000, 2001: $3,466,000).

  Finance leases:

        Future minimum payments on the finance leases are as follows:

		2003	2002
		US$ '000	US$ '000
Finance lease repayments
Within:	one year	137	290
Between:	one - two years	22	138
	two - three years	1	26
	three - four years	—	2
	four - five years	—	—
After:	five years	—	—

Total		160	456

        The finance leases are comprised mainly of lease agreements relating to vehicles used by the Group.

Capital commitments

        The Company and its subsidiaries and joint ventures have a fixed commitment to purchase network equipment, land and buildings and other fixed assets for a value of $39,472,000 (2002: $11,867,000) of which $10,779,000 (2002: $1,232,000) relates to joint ventures, from a number of suppliers within one year.

        As part of the 2000, 2002 and 2003 amendments (Note 3) Comvik International (Vietnam) AB still needs to disburse approximately $28.4 million before the end of the revenue sharing agreement in 2005.

Dividends

        The ability of the Company to make dividend payments is subject to, among other things, the terms of the indebtedness, local legal restrictions and the ability to repatriate funds from MIC's various joint ventures.

29.  RELATED PARTY TRANSACTIONS

  Kinnevik

        The Company's principal shareholder is Industriförvaltnings AB Kinnevik ("Kinnevik"). Kinnevik is a Swedish holding company with interests in the telecommunications, media, publishing and paper industries. As of December 31, 2003, Kinnevik owned approximately 35.2% of MIC.

        On December 31, 1995 MIC acquired 17.7% of MACH from Kinnevik. The consideration, which was to have a minimum present value of $5,000,000 at December 31, 1995, consisted of (i) an initial payment of $1,000,000 plus interest, at the ruling market rate, for the month of January 1996, (ii) seven additional payments for each of the financial years 1996 to 2002, calculated as 17.7% of MACH's pre-tax profit for the relevant year and payable in April of the following year, and (iii) a final payment payable in April 2003, calculated as the higher of (a) the sum of the seven additional payments multiplied by a factor of 1.3 minus the initial payment or (b) the amount required to make the present value of all payments at December 31, 1995 equal to $5,000,000. The final payment was made in common stock of MIC. In 2002 an amount of $3,958,000 (2001: $7,042,000) due to Kinnevik was included in the balance sheet under the heading "Amounts due to shareholders". In addition, as of December 31, 2002, MIC owed $63,000 for additional charges. The balance was settled in 2003.

        In May 2002, MIC sold a 17% interest in MIC Systems BV, the parent company of MACH to Kinnevik BV for $17,000,000.

        During 2002, Kinnevik purchased MIC 13.5% Notes (note 17) on the open market with a face value of $44,000,000. MIC then exchanged these for $1,500,000 cash and 672,016 Tele2 AB series B shares at market prices.

        During the course of 2002, MIC sold an additional 6,177,369 Tele2 AB series B shares at market prices to Kinnevik for a value of $104,295,000.

        As of December 31, 2003 Kinnevik holds an aggregate of $13,205,000 in principal amount of the 2% Notes, which are convertible into an aggregate of 4,913,488 shares of our common stock.

  Tele 2 AB

        In November 2001, MIC sold 100% of its interests in FORA Telecom BV, its Russian Cellular telephone operations to Tele2 AB for a consideration of $80 million in Tele2 AB series "B' shares plus a maximum equivalent of $30 million in cash or additional Tele2 AB series "B" shares, depending on the outcome of GSM license applications for three of MIC's cellular telephone operations in Russia. The sale resulted in a $6,693,000 gain on the disposal in 2001 (Note 22). During 2002, MIC obtained the necessary GSM licenses referred to above and received the additional proceeds of $30 million in cash. In addition, certain loans for which MIC was liable were settled at less than their carrying value. The gain realized in obtaining the licenses and settling the loans net of costs incurred in the acquisition of the licenses, amounted to $30,859,000 in 2002.

  Great Universal and Modern Holdings

        As of December 31, 1998, the Group, through its subsidiary MIC-USA inc. ("MIC-USA"), had a 100% temporary and restricted shareholding in Great Universal. On December 31, 1999, MIC-USA transferred its 100% ownership and related rights in Great Universal to Great Universal LLC 1999 Trust for a consideration of $5,027,000, corresponding to the net book value of MIC's investment in Great Universal. During 2002, MIC recorded an impairment loss for 100% of this asset due to uncertainty concerning its recoverability (Note 9). The rights and obligations of MIC-USA toward Great Universal were assigned to Great Universal LLC. Great Universal continues to indemnify MIC against certain contingent liabilities of Millicom. Great Universal is currently engaged in the communications, information technology, teleservices and media industries primarily in the United States.

        In January 2000, MIC invested $10,000,000 in Modern Holdings in the form of promissory notes. In February 2000, those notes were converted into 1,293,095 shares of common stock, representing 8.5% of the share capital of Modern Holdings. This investment is recorded as non-current available-for-sale security (note 9).

        MIC does not consolidate its investment in Great Universal and Modern Holdings since the restrictions on their ability to distribute dividends is considered a severe long-term restriction that significantly impairs their ability to transfer funds to MIC. Further, due to the existence of warrants, enabling the warrant holders to obtain control over Great Universal and Modern Holdings, MIC considers that it does not control these companies.

  Other

        From time to time, MIC has allowed its senior management to participate in its ventures. As of December 31, 2003, a number of participations and options were held by managers. In MIC's operations in Vietnam, Mr. M.A. Zaman, a senior vice president of MIC, owns 20% of Comvik International (Vietnam) AB. In MIC's operations in Cambodia, Mr. Zaman owns 3.1% of CamGSM Company Limited and 3% of Royal Telecam International Limited. Mr. Zaman holds options to acquire an equity ownership in certain countries in the event he is able to obtain a license for MIC. In relation to MIC's currently held licenses, Mr. Zaman holds an option to acquire 5% of MIC's operation in Laos. In MIC's operations in Argentina, share options totaling 0.6% of the outstanding share capital in Millicom Argentina S.A. are held by local managers. Share options totaling 1% of the outstanding share capital in Millicom International BV are held by Marc Beuls, Chief Executive Officer of MIC. From January 1, 2003 until December 31, 2003, MIC granted no participation in its ventures to senior management.

        The Group maintains corporate bank accounts at Banque Invik through which it makes payments and receives monies in the normal course of business. As of December 31, 2003, the Group had current accounts, time deposits and blocked deposits at Banque Invik.

        MIC charged $nil (2002: $nil; 2001: 280,000) to related parties for services rendered.

        Compensations for Directors' services are detailed in Note 21.

  Services purchased and sold to affiliated companies

        The following sales and purchases and outstanding balances occurred with companies affiliated to MIC. The services purchased and supplied covered fraud detection, network and IT support, acquisition of assets and customer care systems.

        MIC had the following payables to related parties and made purchases from related parties as follows:

	Purchases in year			Amount payable as of December 31,
	2003	2002	2001	2003	2002
	US$ '000	US$ '000	US$ '000	US$ '000	US$ '000
Applied Sales Management	—	110	100	—	—
Applied Value	369	2,009	484	24	252
Banque Invik	937	638	438	348	44
Bassett	451	669	1,222	40	23
Ephibian	24	38	—	14	—
Foreign Value	730	—	—	—	—
Great Universal	—	—	—	—	25
Lothar Systems	—	10	1,601	—	288
Netcom Consultants	352	157	554	—	9
Praesidium	50	204	70	—	—
Procure-it-right	1,384	839	962	72	100
Search Value	159	489	189	38	—
Shared Value	638	656	477	41	23
Tele2 AB	247	50	25	31	5,723
YXK Systems	—	28	—	—	—

	5,341	5,897	6,122	608	6,487

        As of December 31, 2003 and 2002, MIC had the following receivables from related parties:

	2003	2002
	US$ '000	US$ '000
Kinnevik	154	1,976
Lothar	—	922
Metro	247	734
Modern Holdings	1,690	1,825
Modern Times Group	265	752
Netcom	16	64
Shared Value	18	18
Stonebrook Enterprises	156	156
Tele2 AB	359	359

	2,905	6,806

30.  EARNINGS (LOSS) PER COMMON SHARE

        Earnings (loss) per common share are comprised as follows:

	2003	2002	2001
Net profit (loss) attributable to shareholders (US$'000)	178,823	(385,143)	(138,053)
Weighted average number of shares outstanding during the year (in '000)	65,312	65,272	65,256

Basic (loss) earnings per share (US$)	2.74	(5.90)	(2.12)

Net profit (loss) attributable to shareholders (US$'000)	178,823	(385,143)	(138,053)
Interest expense on convertible debt (US$'000)	3,476	—	—

Net profit (loss) used to determine diluted earnings per share (US$'000)	182,299	(385,143)	(138,053)

Weighted average number of shares outstanding during the year (in '000)	65,312	65,272	65,256
Adjustments for
Assumed conversion of convertible debt (in '000)(i)	15,186	—	—
Share options (in '000)(ii)	2	—	—

Weighted average number of shares and potential dilutive shares outstanding during the year (in '000)	80,500	65,272	65,256

Diluted earnings (loss) per common share (US$)	2.26	(5.90)	(2.12)

(i)
The number of shares for the assumed conversion of convertible debt represents the weighted average number of convertible shares in the year that would result if the remaining principal amount of the 2% PIK Notes had been converted into MIC's common shares on May 8, 2003 the earliest possible date of conversion. These would convert into 23,289,348 shares of MIC common shares (Note 17).

(ii)
As of December 31, 2003, the Group had 1,791,961 (2002: 1,956,204, 2001: 2,056,371) stock options that were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive for the period presented.

31.  RECONCILIATION TO U.S. GAAP

        The consolidated financial statements of the Group have been prepared in accordance with International Financial Reporting Standards ("IFRS"). If the consolidated financial statements had been prepared under accounting principles generally accepted in the United States of America ("U.S. GAAP") the following principal differences would arise:

  1.
  Under IFRS, the Company's interests in joint ventures are proportionally consolidated. Under U.S. GAAP, interests in joint ventures should be reflected in the consolidated financial statements using the equity method. The results of the reclassification of balance sheet captions are illustrated in the balance sheet reconciliation on the following pages. Information on the Group's share of revenues and expenses contributed on a proportional basis under IFRS are included in Note 3 to the consolidated financial statements.

  2.
  Under the equity method, if an investor's share of losses of an associate equals or exceeds the amount of investment plus advances made by the investor, the investor ordinarily discontinues including its share of losses and the investment is reported at nil value. If the investee subsequently reports net income, the investor should resume applying the equity method only after its share of that net income equals the share of net losses not recognized during the period the equity method was suspended. Additional losses are provided for when the investor has guaranteed obligations of the investee or is otherwise committed to provide further financial support to the investee. Losses recognized in excess of the investor's total investment due to a commitment to provide further financial support are recorded as a liability.

    Summarized below are the adjustments to the profit and loss account that would have been recorded under U.S. GAAP for a) discontinuing MIC's share of losses on certain joint ventures in excess of MIC's total investment in the joint venture, and b) additional losses recorded by MIC above those recorded for IFRS due to MIC's commitment to provide further financial support to the joint ventures. These additional losses are reversed to the extent of net income subsequently reported by the joint ventures. Furthermore, an adjustment was made in 2001 to increase the gain recorded for IFRS on the sale of the FORA joint ventures (MIC's previously held operations in Russia) due to the joint ventures having a lower net asset value under U.S. GAAP.

	2003	2002	2001
	US$ '000	US$ '000	US$ '000
Discontinued share of losses	—	(416)	119
Additional losses in excess of investment value	(1,052)	(3,805)	(2,126)
Increase in gain on sale of FORA joint ventures	—	—	18,710

	(1,052)	(4,221)	16,703

  3.
  Under IFRS, MIC started reconsolidating its operation in El Salvador ("Telemovil") in September 2003 after the dispute with the minority shareholders was resolved (Note 3). From May 2001, starting date of the shareholders' dispute, to September 2003, Telemovil was accounted for as a cost investment under U.S. GAAP, as MIC was unable to exert significant influence over Telemovil. Since September 15, 2003, Telemovil is consolidated due to MIC's controlling interest. Under U.S. GAAP, MIC has restated its historical financial statements for the years ended December 31, 2002 and 2001 prepared under U.S. GAAP to reflect its investment in Telemovil as an equity investment in those years and in the period ended September 15, 2003, as required under Accounting Principles Board Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. The adjustment to the profit and loss account to record MIC's share of Telemovil's equity earnings under U.S. GAAP for the period ended September 15, 2003, in 2002 and 2001 is $5,830,000, $7,887,000 and $2,640,000 respectively. Accordingly, the carrying amount of investments in associates as previously reported under U.S. GAAP as at December 31, 2002 has been increased by $10,527,000. Upon consolidation, under U.S. GAAP, MIC has reclassified an amount of $19,605,000 from the carrying amount of its investment in Telemovil to goodwill, corresponding to the remaining difference between the investments cost and the underlying equity in net assets of Telemovil at the date of investments in Telemovil. Under IFRS, prior to the consolidation in September 2003, Telemovil was recorded as an available-for-sale investment and therefore no reclassification to goodwill was recorded. Also, under IFRS, a cumulative adjustment for Telemovil of $3,248,000 was recorded directly to equity, upon consolidation. Under U.S. GAAP this adjustment was eliminated prior to consolidation through the application of the equity method to prior years.

    The following unaudited pro forma condensed combined financial information represent the consolidated figures of MIC including Telemovil as if Telemovil was consolidated in 2003 and 2002 and is presented for illustrative purposes only. These figures are not necessarily indicative of the operating results or financial positions that would have occurred if the acquisition of Telemovil had been consummated on January 1, 2003 and 2002 respectively, nor is it necessarily indicative of future operating results or financial position of the combined company. The information below is based upon MIC's and Telemovil's historical IFRS financial information. Pro forma net profit (loss) includes pro forma adjustments for interest and amortization and depreciation of assets adjusted to the accounting base recognized for each in the acquisition:

Pro forma under IFRS	2003	2002
	US$ '000 (Unaudited)	US$ '000 (Unaudited)
Total revenues	727,989	703,760
Net profit (loss)	188,741	(379,483)
Basic net profit (loss) per share	2.89	(5.81)
Diluted net profit (loss) per share	2.39	(5.81)
Shares used to compute basic profit (loss) per share	65,312	65,272
Shares used to compute diluted profit (loss) per share	80,500	65,272

  4.
  The value of cellular properties contributed by the shareholders of certain of the Company's subsidiaries and joint ventures, upon formation of MIC, were not recorded at the contributing shareholders' carryover basis under IFRS. Rather, the value of such properties was stepped-up to reflect their fair value. The incremental value recorded for these properties was recorded as an intangible asset, attributable to licenses, for $58,628,000. Following the implementation of International Accounting Standard No. 38 (IAS 38), Intangible Assets, the step-up in value of the properties has been amortized through the profit and loss account. The amount of amortization expense related to these intangible assets recorded for IFRS in 2003 was $2,273,000 (2002: $2,273,000; 2001: $2,273,000). Under U.S. GAAP, the contributed properties would have been recorded at the contributing shareholders' carryover basis, thus no intangible asset and no amortization expense would have been recorded. Accordingly, this adjustment reverses the amortization expense recorded for IFRS, and the stepped-up value recorded in the balance sheet.

  5.
  Under U.S. GAAP, the accounting treatment of the options described in Note 10 of the consolidated financial statements is as follows: (1) the call option held by the Company, which gave the Company the right to purchase additional shares in the El Salvadoran operation, was recorded as an asset at its fair value as of the date of its inception, and subsequently carried at the lower of the option's cost or fair value; and (2) the written call option giving the holder the right to acquire from the Company shares in the Company's Vietnamese subsidiary was recorded at inception as a liability at its fair value, with subsequent book value losses of the option being recorded in the profit and loss account to reflect any loss that the Company would realize upon the exercise of the option.

    As at January 1, 2001, the Company adopted International Accounting Standard No. 39 (IAS 39), Financial Instruments: Recognition and Measurement. Since adopting IAS 39, these options have been carried at their fair values, with the change in fair value reflected as a non-operating income or expense in the statement of profit and loss. Therefore, the adjustments to reconcile IFRS net loss to U.S.GAAP net loss in 2001, include (1) an increase to net loss of $2,125,000 for the Vietnamese option to adjust the change in fair value of the option recorded for IFRS to the change in the book value losses of the option recorded for U.S. GAAP and (2) a decrease to net loss of $8,533,000 for the El Salvadoran call option to remove the change in fair value under IFRS and to record the option at its cost for U.S. GAAP.

    During 2002, the holder of the Vietnamese call option exercised his right to acquire an additional 10% of the shares of the Company's operation in Vietnam. The resulting adjustments to reconcile the IFRS accounts, as described in Note 10, and the U.S. GAAP accounts are as follows: (i) a decrease of $16,817,000 to the retained loss brought forward, corresponding to the difference, as at December 31, 2001, between the fair value and book value losses on the written call option, (ii) an increase of $295,000 to the net loss for 2002 due to the excess of the option's book value losses over the fair value of the option, recorded for IFRS, and (iii) a reversal of the gain realized on the sale of the subsidiary of $16,522,000 for IFRS, to reflect a gain of $nil for U.S. GAAP.

    No adjustment related to the above mentioned options has been recorded in 2003 since these options were all exercised in prior years. Also, no adjustment related to the options in Colombia and Ghana has been recorded since its IFRS accounting treatment is consistent with the U.S. GAAP treatment.

    Summarized below are the adjustments to net profit (loss) under IFRS to U.S. GAAP:

	2003	2002	2001
	US$ '000	US$ '000	US$ '000
Fair value result of financial instruments:
El Salvadoran call option	—	—	8,533
Vietnamese call option	—	(295)	(2,125)
Reduction of gain on sale of Vietnamese subsidiary	—	(16,522)	—

	—	(16,817)	6,408

  6.
  As described in Note 17(e), the Company has granted stock options to certain employees in Millicom Argentina S.A. and Millicom International B.V. Under IFRS, no compensation expense is recorded for stock based compensation described in Note 17(e) of the consolidated financial statements.

    Under U.S. GAAP, the Company accounts for stock compensation granted to employees of Millicom International B.V. under Accounting Principles Board Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees. Because either the exercise price or the number of shares granted under the option plans is not known at the grant date, compensation expense for this plan under APB 25 is recalculated, based on the intrinsic value of this stock based compensation, at each balance sheet date. Recalculated compensation expense is recognized over the vesting period. Such a plan is referred to as a "variable plan". Additionally, the Company grants stock options to employees and directors for a fixed number of shares with a fixed exercise price. The grant date intrinsic value of such options is amortized over the vesting periods of the options. Such a plan is referred to as a "fixed plan". Because the exercise price of such options granted by the Company equals their fair market value at the date of the grant, the options have no intrinsic value. Accordingly, no compensation expense has been recorded for the Company's fixed plans.

    Options granted to employees of Millicom Argentina S.A. do not qualify as options granted to employees in accordance with APB 25, since Millicom Argentina S.A. is accounted for as an equity investment for U.S. GAAP. Accordingly, such options are accounted for on a mark to market basis.

    The impact of the above options is an adjustment of $(1,157,000) (2002: $1,308,000; 2001: $5,315,000) and has been recorded in the U.S. GAAP reconciliation of net profit or loss.

  7.
  Under IFRS, the Company recognizes revenues for initial connection fees when the customer is connected and able to use the service. The Company recognizes revenues from the sale of handsets at the time of sale.

    Under U.S. GAAP, MIC applies the guidance in Staff Accounting Bulletin No. 101 (SAB 101), Revenue recognition in Financial Statements, and Staff Accounting Bulletin No. 104 (SAB 104), Revenue recognition (see U.S. GAAP Item 15). Under this guidance, the Company evaluates each element of a customer arrangement to determine the appropriate period for recognition of revenues. Revenues on connection fees are deferred and recognized as revenues on a pro rata basis over the estimated life of the customer relationship. In 2003 management changed its estimate of the life of such relationship from one to 2 years and applied this change prospectively. The effect on net income and related per share amounts for the current period of this change is a loss of $(1,987,000) and $(0.03), respectively.

    Cost of sales, which include direct incremental expenses related to connection fees and handset sales, are deferred and amortized over the same period that revenues are recognized. Certain customer acquisition costs such as dealer commissions and handset subsidies have been classified as sales and marketing expenses under IFRS. Under U.S. GAAP these costs would have been classified as cost of sales in the same periods.

    The adjustment to defer revenues on connection fees under U.S. GAAP, net of revenues recognized which was deferred in a prior period, results in a decrease in revenue in 2003 of $3,184,000 (2002: decrease of $145,000; 2001: increase of $263,000) and the adjustment to defer incremental cost of sales on connection fees for U.S. GAAP, net of cost of sales recognized which was deferred in a prior period, results in a decrease in cost of sales in 2003 of $878,000 (2002: increase of $192,000; 2001: decrease of $239,000) resulting in a net decrease of $2,306,000 to the Company's net profit under IFRS in 2003 (2002: increase of $337,000 of the net loss; 2001: decrease of $502,000 of the net loss). In addition, MIC decreased the profit from associates recorded for IFRS by $688,000 in 2003 to reflect the application of SAB 101 and SAB 104 to its equity investments.

  8.
  In 2000, under IFRS, the Company recognized an impairment of its analogue fixed assets and related licenses and intangibles. For U.S. GAAP purposes, part of this impairment was reversed because some of the assets that were impaired under IFRS were not deemed to be impaired under Statement of Financial Accounting Standard No. 121 (SFAS 121), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. During the course of 2001, MIC sold its FORA segment (MIC's former operations in Russia) that were previously impaired under IFRS but not under U.S. GAAP. Because the assets sold had a higher value under U.S. GAAP than IFRS, a reduction of the gain on the sale of the assets of $5,216,000 was recorded for U.S. GAAP purposes. Additionally in 2001, an incremental depreciation expense of $1,373,000 for U.S. GAAP was recorded on the remaining assets that were previously impaired under IFRS.

    As from January 1, 2002, the Company adopted Statement of Financial Accounting Standard No. 144 (SFAS 144), Accounting for the Impairment or Disposal of Long Lived Assets. Under SFAS 144, like SFAS 121, whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable, i.e. a triggering event occurs, the book value of this asset is compared to the undiscounted cash flows forecast from the asset. If the undiscounted cash flows forecast to be generated from the asset is less than the asset's book value, the carrying value of the asset is regarded as not recoverable. When such a determination is made, impairment is measured as the excess of the carrying value above the asset's fair value, typically determined by a discounted cash flows projection of the asset.

    As of December 31, 2002, analogue assets belonging to MIC's Colombian operation, which were impaired under IFRS in 2000 but not under U.S. GAAP, were deemed to be impaired in connection with the Colombian operation being classified as a discontinued operation, as described in U.S. GAAP item 14 hereafter. Accordingly, the assets' increased net value under U.S. GAAP of $2,571,000, after incremental depreciation expense for the year of $936,000, has been charged to the profit and loss of the year as an additional impairment.

    Under IFRS, as at December 31, 2002, the Company recorded an impairment charge of $2,234,000 on the license value of its operation in Peru. This impairment was measured as the difference between the recoverable amount of the asset, which was determined by reference to the discounted cash flows projected to be generated from this asset, and its carrying value at the measurement date. Since the recoverable amount of the license, determined by reference to an undiscounted cash flow model, as required by SFAS 144, was higher than its carrying value, the impairment recorded under IFRS has been reversed for U.S. GAAP purposes. In 2003, the amount of $2,234,000 was charged to the profit and loss account under U.S. GAAP as (i) incremental depreciation charge of $223,000 and (ii) an additional impairment charge of $2,011,000 in connection with the Peruvian operation being classified as a discontinued operation, as described in U.S. GAAP item 14 hereafter.

    Finally, during 2003, under IFRS, MIC reversed part of an impairment recorded in 2000 on analogue equipment belonging to its Bolivian operation, for an amount of $1,579,000, due to a change in the underlying assumptions to determine the recoverable amount of these assets. Under U.S. GAAP, such reversal is not allowed. Accordingly, the increase in value for the Bolivian equipment has been reversed for U.S. GAAP purposes.

    Summarized below are the adjustments to the Company's IFRS profit and loss that have been made due to the application of SFAS 144 (2003 and 2002) and SFAS 121 (2001):

	2003	2002	2001
	US$ '000	US$ '000	US$ '000
Adjustments to impairment/(reversal of impairment) recorded for IFRS	(1,579)	2,234	—
Additional impairment for U.S. GAAP	(2,011)	(2,571)	—
Increased depreciation charge	(223)	(936)	(1,373)
Decreased gain on sale of FORA assets	—	—	(5,216)

Total adjustment to profit/(loss) in year	(3,813)	(1,273)	(6,589)

  9.
  Under IFRS, the Company records its 10% Senior Notes and the debt component of its 5% Mandatory Exchangeable Notes net of un-amortized financing fees incurred to acquire these debts. Under U.S. GAAP, these financing fees are capitalized as a deferred charge. The amount that is reclassified as an asset in the balance sheet as of December 31, 2003, is $22,907,000 (December 31, 2002: $8,359,000), comprised of $13,964,000 for the 10% Senior Notes and $8,943,000 for the 5% Mandatory Exchangeable Notes.

  10.
  In June 2001, the Financial Accounting Standards Board (FASB) approved Statement of Financial Accounting Standard No. 142 (SFAS 142), Goodwill and Other Intangible Assets. SFAS 142 requires companies to cease amortizing goodwill, which existed at June 30, 2001. Accordingly, for U.S. GAAP purposes, the Company ceased amortization of existing goodwill on December 31, 2001 and reversed $6,695,000 (2002: $7,865,000) of amortization on goodwill charged under IFRS. In accordance with Statement of Financial Accounting Standard No. 141 (SFAS 141), Business Combinations, negative goodwill in the amount of $9,336,000 as of December 31, 2001, has been written-off as a cumulative effect of change in accounting principle in the first quarter of 2002, upon adoption of SFAS 141. The Company did not generate additional negative goodwill during 2002 and 2003.

    The table below shows MIC's adjusted U.S. GAAP net loss in 2001 as if goodwill amortization had ceased from January 1, 2001:

2001
US$ '000
Reported loss under U.S. GAAP	(172,126)
Reversal of goodwill amortization	9,483
Reversal of negative goodwill amortization	(1,393)

Adjusted net loss under U.S. GAAP	(164,036)

    The following table presents the impact on MIC's 2001 basic and diluted loss per share as if goodwill amortization had ceased on January 1, 2001:

2001
Basic and diluted loss per share
Reported basic loss per share under U.S. GAAP	$(2.64)
Reversal of goodwill amortization	$0.15
Reversal of negative goodwill amortization	$(0.02)
Adjusted basic loss per share under U.S. GAAP	$(2.51)
Weighted average number of shares outstanding in the year (in '000)	65,256

    SFAS 142 also establishes a method of testing goodwill for impairment on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. In addition, SFAS 142 requires transitional impairment testing as of January 1, 2002 and thereafter on a yearly basis at the same balance sheet date. As a result, the Company tested its goodwill for impairment under this new standard as of January 1, 2002, December 31, 2002 and 2003. The transitional testing that MIC performed as of January 1, 2002 concluded that no impairment was required under U.S. GAAP. As a result of classifying the Company's Colombian operation as a discontinued operation in 2002 (see U.S. GAAP item 14), the Company performed an impairment test on the goodwill generated on the acquisition of the Colombian operation as of December 31, 2002. This impairment test indicated that the goodwill was fully impaired. Under IFRS, the carrying value of this goodwill was set to $nil through the recording of an impairment charge of $35,723,000. Following the cessation of the amortization, as described under SFAS 142, MIC incurred an additional impairment charge of $3,136,000 under U.S. GAAP related to the impairment of goodwill on the Colombian operation. As of December 31, 2003 MIC determined that no additional goodwill impairment should be recorded for U.S. GAAP purposes. Disclosures required by SFAS 142 are provided in Note 5.

  11.
  During 2002, MIC purchased part of its Senior Subordinated 13.5% Notes (Note 18) at market prices for an amount of $44,000,000, realizing a gain of $28,676,000. Following the adoption on January 1, 2003 of Statement of Financial Accounting Standard No. 145 (SFAS 145), Rescission of FASB Statement No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections, MIC reclassified this gain from extraordinary gains, as previously reported, to ordinary gains.

  12.
  Under both IFRS and U.S. GAAP, MIC holds shares in Tele2 as available-for-sale ("AFS") securities. Following the change in accounting policy with respect to the fair value adjustments of AFS securities under IFRS, which is detailed in Note 2, MIC recorded the fair value adjustments of its investment in Tele2 in the profit and loss account as from January 1, 2003. Under U.S. GAAP these fair value adjustments should be recorded in shareholders' equity within the caption "Revaluation reserve". Accordingly, under U.S. GAAP, MIC reclassified a net unrealized gain of $241,163,000 for 2003 to shareholders' equity.

    As of December 31, 2001, MIC determined that its investment in Tele2 was impaired under U.S. GAAP, but not under IFRS and, accordingly recorded an impairment charge for U.S. GAAP of $61,325,000. As of December 31, 2002, MIC determined that the shares were also impaired under IFRS. Accordingly, in 2002, for U.S. GAAP, MIC reversed part of the impairment charge recorded under IFRS, for an amount of $61,325,000, since this amount was reported in losses brought forward under U.S. GAAP.

  13.
  The adjustments to reconcile U.S. GAAP to the IFRS accounting treatment of the debt exchange that MIC completed in May 2003 (see Note 18b) are as follows: (i) a reclassification of $14,952,000 from the equity component of the 2% PIK Notes to share premium to recognize a beneficial conversion feature ("BCF") of $14,952,000 and a reclassification of $1,295,000 from the shareholders' equity to the debt component of the 2% PIK Notes, under U.S. GAAP, (ii) an amortization charge of the BCF of $4,257,000, (iii) a decrease in the interest on the 2% PIK Notes of $4,579,000 recorded under IFRS to reflect the difference between the effective interest rate of 11% recorded for IFRS and the actual interest rate of 2% recorded for U.S. GAAP, (iv) an increase of $16,002,000 in the gain of $96,748,000 realized under IFRS on the debt exchange, corresponding to the reclassification to deferred costs of the fees related to the issuance of the 11% Senior Notes and 2% PIK Notes (under IFRS these fees are not considered to be related to the new Notes issued, rather they are deducted from the gain realized on the debt exchange), and (v) an amortization expense of $14,726,000 of the deferred costs recognized under (iv), being $353,000 of amortization expense related to the 2% PIK Notes and the complete amortization of the costs related to the 11% Notes of $14,373,000 since these Notes have been fully redeemed or repurchased during 2003. Summarized below are the adjustments to the profit for 2003 related to the debt exchange for U.S. GAAP purposes:

Adjustments to profit for the year ended December 31, 2003 (restated)
US$ '000
Amortization of BCF on the 2% PIK Notes	(4,257)
Increase in gain realized on the debt exchange	16,002
Adjustment to interest expenses on the 2% PIK Notes	4,579
Amortization of incremental deferred costs	(14,726)

1,598

    The Company's U.S. GAAP net income and shareholders' equity as of and for the year ended December 31, 2003 have been restated to correct the amortization charge of the BCF. Under U.S. GAAP the BCF should be amortized from the date of issuance to the stated redemption date of the 2% PIK Notes, regardless of when the earliest conversion date occurs. The BCF had been previously fully amortized upon issuance of the 2% PIK Notes due to their immediate convertibility. The effects of this correction is as follows:

2003
US$ '000
Net loss in accordance with U.S. GAAP as previously reported	(65,655)
Adjustment to depreciation charge on the BCF	10,695
Restated net loss in accordance with U.S. GAAP	(54,960)
Net loss per share data:
Basic and diluted net loss per share as previously reported	$(1.01)
Effect of adjustment reported above	$0.17
Restated basic and diluted net loss per share	$(0.84)
Weighted average number of shares outstanding in the year ('000)	65,312
Shareholders' equity in accordance with U.S. GAAP as previously reported	(76,701)
Adjustment to depreciation charge on the BCF	10,695
Restated shareholders' equity in accordance with U.S. GAAP	(66,006)
  14.
  As at December 31, 2003, MIC classified its investment in its Peruvian subsidiary as an asset held for sale in accordance with SFAS 144, following a decision to sell this operation and the status of the negotiations with potential buyers. Therefore MIC disclosed all assets and liabilities of its Peruvian operation separately in the balance sheet reconciliation. MIC's interests in Celcaribe, MIC Systems (including MACH), and Liberty Broadband Ltd are reported as discontinuing operations since these operations have been sold in 2003 and 2002, respectively (Note 22).

    Presented below is a reconciliation of loss from discontinued operations:

    Net profit (loss) from component qualifying as discontinued operations:

	Year ended December 31,
	2003	2002	2001	Segment in which reported
	US$ '000	US$ '000	US$ '000
Colombian operations	1,189	(63,484)	(18,868)	Central America
Peruvian operations	(5,642)	(3,847)	(1,966)	Other
MIC Systems	(2,597)	89,960	2,758	MIC Systems
Liberty Broadband Ltd.	—	(24,939)	(32,476)	Other

Net loss reported from discontinued operations	(7,050)	(2,310)	(50,552)

    The table below provides information about revenues, cost of sales, operating expenses, operating profit and net loss under U.S. GAAP for the years ended December 31, 2003, 2002 and 2001 from continuing operations excluding the discontinued operations above:

	2003*	2002*	2001*
	US$ '000	US$ '000	US$ '000
Revenues from continuing operations	425,241	331,007	344,102
Cost of sales from continuing operations	(176,605)	(137,772)	(141,610)
Operating expenses from continuing operations	(147,232)	(167,534)	(157,851)
Operating profit from continuing operations	101,404	20,337	79,688
Loss reported from continuing operations	(47,910)	(327,959)	(121,574)

    *    as restated, see item 3 for 2001 and 2002 and item 13 for 2003

  15.
  In January 2003, the FASB issued Financial Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities, which was subsequently revised in December 2003 (FIN 46-R). FIN 46-R generally applies to all business enterprises and all arrangements used by business enterprises, and it requires that a business enterprise identifies all its Variable Interest Entities ("VIEs"). VIEs are those entities possessing certain characteristics, which indicate either a lack of equity investment to cover expected losses of the entity or a lack of controlling financial interest by an investor. The party that absorbs a majority of the entity's expected losses, receives a majority of its expected residual returns, or both, as a result of holding variable interests is deemed to be the Primary Beneficiary and must consolidate the VIE. The measurement principles of this interpretation apply to all VIEs created after January 31, 2003 and to all VIEs in which an enterprise obtains an interest after that date. Additionally, MIC will adopt the measurement principles of FIN 46-R for all VIEs held by MIC prior to January 31, 2003 on March 31, 2004 as a cumulative change in accounting principle. The Company is in the process of evaluating arrangements, which could be considered VIEs under FIN 46-R. However, MIC has determined that it is reasonably possible that it will at least consolidate its interest in the following VIEs, held prior to January 31, 2003, upon adoption: Cam GSM Company Limited ("Cam GSM"), Royal Telecam International Limited ("Telecam"), Millicom Argentina S.A., Comunicaciones Celulares S.A., Telefonica Celular, Emtel Limited. Except for Telecam and Millicom Argentina S.A., each of these entities are substantive mobile telecom operating businesses in their respective countries (see Note 3). Telecam and Millicom Argentina S.A. are substantive high speed wireless data service providers in their respective countries. The size of each of these entities and MIC's maximum exposure to loss as a result of its involvement with these entities is as follows:

Under IFRS	Revenue	Operating profit/(loss)	Total assets	Maximum exposure to loss
	US$ '000	US$ '000	US$ '000	US$ '000
Cam GSM	70,334	12,414	68,215	20,580
Telecam	9,434	1,085	8,262	2,000
Millicom Argentina S.A.	3,506	(225)	2,775	14,886
Comunicaciones Celulares S.A.	142,700	53,197	160,629	46,056
Telefonica Celular	95,716	45,959	79,220	28,563
Emtel Limited	24,004	6,904	29,138	4,291

    In March 2003, MIC's Pakistani subsidiary Paktel entered into a receivables securitization arrangement with a special purpose entity (the "Paktel SPV"), whose sole purpose is to finance MIC's receivables. Further information regarding the Paktel SPV is contained in Note 18.

    In December 2002, the Emerging Issues Task Force reached a consensus in EITF Issue 00-21 ("EITF 00-21"), Accounting for Revenue Arrangements with Multiple Deliverables. The Issue addresses a vendor's accounting for transactions involving the delivery of more than one product or service, and when it is necessary to separate the transaction into individual component deliverables, each with its own separate earnings process. If the conditions requiring separate revenue recognition exist, revenue is allocated among the different deliverables based on their relative fair values (the relative fair value of each of the component deliverables to the aggregated relative fair value of the bundled deliverables), with revenue for each component deliverable recognized when the revenue is realized and earned. The Company is required and plans to adopt the provisions of EITF 00-21, for revenue arrangements entered into or modified on or after January 1, 2004. To accomplish this, the Company must identify and determine the fair value of the component deliverables in its revenue arrangements. The Company is currently assessing the impact that the implementation of EITF 00-21 will have on its results of operations, financial position and cash flows.

    In December 2003, the SEC issued Staff Accounting Bulletin No. 104 (SAB 104), Revenue Recognition, which supersedes SAB 101 (U.S. GAAP Item 7). SAB 104's primary purpose is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, superseded as a result of the issuance of EITF 00-21. Additionally, SAB 104 rescinds the SEC's Revenue Recognition in Financial Statements Frequently Asked Questions and Answers (the FAQ) issued with SAB 101 that had been codified in SEC Topic 13, Revenue Recognition. Selected portions of the FAQ have been incorporated into SAB 104. While the wording of SAB 104 has changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104. Therefore, aside from EITF 00-21, the Company does not expect there to be a significant difference to its accounting under SAB 101.

  16.
  Under International Accounting Standard No. 27 (IAS 27), Consolidated Financial Statements and Accounting for Investments in Subsidiaries a subsidiary should be excluded from consolidation if it operates under severe long-term restrictions that significantly impair its ability to transfer funds to the parent. In addition, Standing Interpretations Committee ("SIC") No. 33 states that potential voting rights that are presently exercisable or presently convertible must be considered when, in substance, they provide the capability to exercise control. As discussed in Note 29, under IFRS, MIC does not consolidate its investment in Great Universal ("GU") and Modern Holdings ("Modern") since the restrictions on their ability to distribute dividends is considered a severe long-term restriction that significantly impairs their ability to transfer funds to MIC. Further, the warrants, which enable the holders to obtain 100% of GU and 53% of Modern, are presently exercisable and provide the capability, to the warrant holders, to control GU and Modern.

    Under U.S. GAAP an entity should consolidate all enterprises in which it has a controlling financial interest. The usual condition for a controlling financial interest is ownership of a majority of the outstanding voting shares. Accordingly, absent of a reason that GU and Modern should not be consolidated, they should be consolidated. The restriction on the ability of GU and Modern to distribute dividends would not preclude consolidation under U.S. GAAP. In addition, under U.S. GAAP, potential voting rights are generally not considered in determining whether an entity should be consolidated. Therefore, under U.S. GAAP, both GU and Modern are consolidated. The line items of MIC's consolidated income statement for the years ended December 31, 2003, 2002 and 2001 and consolidated balance sheet for the years ended December 31, 2003 and 2002, which are materially impacted by the consolidation of GU and Modern, are disclosed in a separate table at the bottom of the U.S. GAAP reconciliation of profit (loss) after taxes and of the U.S. GAAP balance sheet reconciliation.

Reconciliation of Net Profit (loss) for the year:

        The above items give rise to the following differences in net profit (loss) recorded under U.S. GAAP:

	Item	2003*	2002*	2001*
		US$ '000	US$ '000	US$ '000
Net profit (loss) for the year reported under IFRS		178,823	(385,143)	(138,053)
Items decreasing (increasing) reported loss or (decreasing) increasing reported profit:
Application of equity method of accounting	2	(1,052)	(4,221)	16,703
Application of equity method of accounting for Telemovil El Salvador	3	5,830	7,887	2,640
Adjustments to initial step-up in the value of licenses	4	2,273	2,273	2,273
Valuation of stock options	5	—	(16,817)	6,408
Compensation cost for stock options granted to employees	6	(1,157)	1,308	5,315
Recognition of connection fees and related costs	7	(2,994)	(337)	502
Adjustments to impairment of tangible and intangible assets	8	(3,813)	(1,273)	(6,589)
Reversal of goodwill amortization	10	6,695	7,865	—
Additional goodwill impairment	10	—	(3,136)	—
Reclassification to shareholders' equity of fair value adjustments on available-for-sale securities	12	(241,163)	—	—
Impairment of securities, other than temporary	12	—	61,325	(61,325)
Adjustments related to debt exchange	13	1,598	—	—

Loss after taxes before cumulative effect of change in accounting principle		(54,960)	(330,269)	(172,126)

Cumulative effect of change in accounting principle	10	—	9,336	—

Net loss under U.S. GAAP		(54,960)	(320,933)	(172,126)

*
as restated, see item 3 for 2001 and 2002 and item 13 for 2003

Presented as:
Net loss from continuing operations		(47,910)	(327,959)	(121,574)
Discontinued operations:	14
Loss from discontinued operations, net of taxes(a)		(7,758)	(79,671)	(50,552)
Gain on disposal, net of taxes(a)		708	77,361	—

Loss from discontinued operations		(7,050)	(2,310)	(50,552)
Loss after taxes, before cumulative effect of change in accounting principle under U.S. GAAP		(54,960)	(330,269)	(172,126)
Cumulative effect of change in accounting principle(a)	10	—	9,336	—

Net loss under U.S. GAAP		(54,960)	(320,933)	(172,126)

	2003*	2002*	2001*
Basic and diluted loss per common share
Loss per common share under U.S. GAAP:
—from continuing operations	$(0.73)	$(5.02)	$(1.87)
—from discontinuing operations	$(0.11)	$(0.04)	$(0.77)
Loss per common share after taxes, before cumulative effect of change in accounting principle	$(0.84)	$(5.06)	$(2.64)
Impact of cumulative effect of change in accounting principle	—	$0.14	—
Basic and diluted loss per common share under U.S. GAAP	$(0.84)	$(4.92)	$(2.64)

Weighted average number of shares outstanding in the year (in '000)	65,312	65,272	65,256

(a)
The tax impact of these items is $nil in 2003 (2002: $nil; 2001: $nil)

*
as restated, see item 3 for 2001 and 2002 and item 13 for 2003

Impact of consolidation of Great Universal and Modern Holdings

        As explained in U.S. GAAP adjustment item No. 16, above, both Great Universal ("GU") and Modern Holdings ("Modern") should be consolidated. Presented in the table below are the main line items of MIC's consolidated income statement for the years ended December 31, 2003, 2002 and 2001 that would be materially impacted had GU and Modern been consolidated:

	2003*	2002*	2001*
	US$' 000	US$' 000	US$' 000
Consolidated revenues from continuing operations under U.S. GAAP before the effect of the consolidation of Great Universal and Modern	425,241	331,007	344,102
Impact of consolidation	36,865	32,912	42,185

Consolidated revenues from continuing operations under U.S. GAAP after the effect of the consolidation of Great Universal and Modern	462,106	363,919	386,287

Consolidated cost of sales from continuing operations under U.S. GAAP before the effect of the consolidation of Great Universal and Modern	(176,605)	(137,772)	(141,610)
Impact of consolidation	(21,236)	(21,664)	(20,100)

Consolidated cost of sales from continuing operations under U.S. GAAP after the effect of the consolidation of Great Universal and Modern	(197,841)	(159,436)	(161,710)

Consolidated operating expenses from continuing operations under U.S. GAAP before the effect of the consolidation of Great Universal and Modern	(147,232)	(167,534)	(157,851)
Impact of consolidation	(15,178)	(15,210)	(21,443)

Consolidated operating expenses from continuing operations under U.S. GAAP after the effect of the consolidation of Great Universal and Modern	(162,410)	(182,744)	(179,294)

Consolidated operating profit from continuing operations under U.S. GAAP before the effect of the consolidation of Great Universal and Modern	101,404	20,377	79,688
Impact of consolidation	2,536	(3,961)	643

Consolidated operating profit from continuing operations under U.S. GAAP after the effect of the consolidation of Great Universal and Modern	103,940	16,376	80,331

Net loss from continuing operations under U.S. GAAP before the effect of the consolidation of Great Universal and Modern	(47,910)	(327,959)	(121,574)
Impact of consolidation	(4,029)	(7,872)	13,002

Net loss from continuing operations under U.S. GAAP after the effect of the consolidation of Great Universal and Modern	(51,939)	(335,831)	(108,572)

Net loss under U.S. GAAP after the effect of cumulative change in accounting principle and before the effect of the consolidation of Great Universal and Modern	(54,960)	(320,933)	(172,126)
Impact of consolidation	4,603	(1,630)	5,322

Net loss under U.S. GAAP after the effect of cumulative change in accounting principle and after the effect of the consolidation of Great Universal and Modern	(50,357)	(322,563)	(166,804)

*
as restated, see item 3 for 2001 and 2002 and item 13 for 2003

        The following disposals by GU and Modern have been classified as discontinued operations and have been excluded from continuing operations in the table above:

  •
  In 2003, GU disposed of its interest in Miltope, Inc. for net proceeds of $21,180,000, realizing a gain on disposal of $8,898,000.

  •
  In 2003, Modern disposed of its interests in Praesidium and Ephibian realizing net losses on disposal of $130,000 and $877,000, respectively.

  •
  In 2002, GU disposed of its interest in Transcom USA realizing a net loss of $1,390,000 on disposal.

  •
  In 2002, Modern disposed of its interests in Procure-it-right, Proceedo and Lothar realizing a net aggregate gain of $4,974,000 on disposal.

  •
  In 2001, Modern disposed of its interest in Get2Net realizing a net gain of $2,012,012 on disposal.

Balance Sheet Reconciliation:

        The following significant balance sheet differences arise under U.S. GAAP in 2003:

Balance sheet as of December 31, 2003	Item	Per Balance Sheet Group	Proportional Consolidation Adjustment (Items 1 & 2)	Other Adjustments*	Held for sale assets and liabilities (Item 14)	Under U.S. GAAP Group*
		US$ '000	US$ '000	US$ '000	US$ '000	US$ '000
Assets
Non-Current Assets
Intangible assets
Goodwill, net	3, 10	49,578	—	40,365	—	89,943
Licenses, net	4	30,889	(8,372)	(7,872)	(210)	14,435
Oher intangibles net	9, 13	5,148	(2,176)	24,183	(51)	27,104
Property, plant and equipment, net	8	487,746	(125,995)	(1,579)	(1,848)	358,324
Financial assets
Investment in Tele2 AB shares		479,040	—	—	—	479,040
Investment in other securities		25,397	(24)	—	—	25,373
Investments in associates	7	1,340	96,075	(688)	—	96,727
Pledged deposits		31,530	(1,460)	—	(28)	30,042
Deferred taxation		5,226	(1,698)	—	(370)	3,158

Total Non-Current Assets		1,115,894	(43,650)	54,408	(2,507)	1,124,145

Current Assets
Financial assets
Investment in other securities		15,291	—	—	—	15,291
Accounts receivable, net		129,792	(31,898)	—	(212)	97,682
Prepayments, accrued income and other current assets	7	80,263	(16,429)	2,207	(387)	65,654
Time deposits		32,880	—	—	(598)	32,282
Cash and cash equivalents		148,829	(26,662)	—	(356)	121,811

Total Current Assets		407,055	(74,989)	2,207	(1,553)	332,720

Total assets from disposal group classified as held for sale		—	—	—	4,060	4,060

Total Assets		1,522,949	(118,639)	56,615	—	1,460,925

Shareholders' Equity and Liabilities
Shareholders' equity
Share capital and premium	6	239,876	—	22,610	—	262,486
Treasury stock		(8,833)	—	—	—	(8,833)
2% PIK notes—equity component	13	16,006	—	(16,006)	—	—
Legal reserve		4,256	—	—	—	4,256
Retained losses brought forward		(446,110)	(5,931)	71,093	—	(380,948)
Net profit/(loss) for the year, after cumulative effect of change in accounting principle		178,823	(1,052)	(232,731)	—	(54,960)
Currency translation reserve		(69,198)	—	—	—	(69,198)
Deferred compensation costs	6	—	—	(1,344)	—	(1,344)
Revaluation reserve	12	—	—	241,163	—	241,163
Excess of contribution over assets acquired	4	—	—	(58,628)	—	(58,628)

Total Shareholders' Equity		(85,180)	(6,983)	26,157	—	(66,006)

Minority Interest		26,571	—	—	—	26,571

Liabilities
Non-current liabilities
10% Senior Notes	9	536,036	—	13,964	—	550,000
2% PIK Notes—debt component	13	50,923	—	973	—	51,896
5% Mandatory Exchangeable Notes—debt component	9	327,635	—	8,943	—	336,578
Embedded derivative on the 5% Mandatory Exchangeable Notes		103,457	—	—	—	103,457
Other debt and financing		126,150	(29,335)		—	96,815
Deferred taxation and other non current liabilities		33,944	(12,089)	—	—	21,855

		1,178,145	(41,424)	23,880	—	1,160,601

Current liabilities
Other debt and financing		132,664	(10,099)	—	(75)	122,490
Trade payables		112,764	(36,150)	—	(195)	76,419
Other current liabilities	7	157,985	(23,983)	6,579	(240)	140,341

		403,413	(70,232)	6,579	(510)	339,250

Total Liabilities		1,581,558	(111,656)	30,459	(510)	1,499,851

Total liabilities from disposal group classified as held for sale		—	—	—	510	510

Total Shareholders' Equity and Liabilities		1,522,949	(118,639)	56,615	—	1,460,925

*
as restated, see item 13

        The following significant balance sheet differences arise under U.S. GAAP in 2002:

Balance sheet as of December 31, 2002	Item	Per Balance Sheet Group	Proportional Consolidation Adjustment (Items 1 & 2)	Other Adjustments*	Held for sale assets and liabilities (Item 14)	Under U.S. GAAP Group*
		US$ '000	US$ '000	US$ '000	US$ '000	US$ '000
Assets
Non-current assets
Intangible assets
Goodwill, net	10	10,172	—	14,065	—	24,237
Licenses, net	4	84,471	(4,083)	(7,911)	(52,070)	20,407
Other intangibles, net	9	4,919	(2,351)	8,359	(9)	10,918
Property, plant and equipment, net		458,933	(135,699)	—	(36,862)	286,372
Financial assets
Investment in Tele2 AB shares		164,031	—	—	—	164,031
Investment in other securities	3	56,355	(21)	(52,858)	—	3,476
Investments in associates	3	1,013	110,609	63,385	—	175,007
Pledged deposits		32,921	—	—	(508)	32,413
Deferred taxation		8,470	(1,165)	—	—	7,305

Total Non-Current Assets		821,285	(32,710)	25,040	(89,449)	724,166

Current Assets
Investment in Tele2 AB shares		101,540	—	—	—	101,540
Accounts receivable, net		134,080	(21,333)	—	(14,052)	98,695
Prepayments, accrued income and other current assets	7	59,563	(14,683)	1,328	2,514	48,722
Time deposits		16,200	(1,428)	—	(1,111)	13,661
Cash and cash equivalents		70,451	(25,612)	—	(1,988)	42,851

Total Current Assets		381,834	(63,056)	1,328	(14,637)	305,469

Total Assets from disposal group classified as held for sale	14	—	—	—	104,086	104,086

Total Assets		1,203,119	(95,766)	26,368	—	1,133,721

Shareholders' equity and liabilities
Shareholders' equity
Share capital and premium	6	281,989	—	8,339	—	290,328
Treasury stock		(54,521)	—	—	—	(54,521)
Legal reserve		4,256	—	—	—	4,256
Retained losses brought forward		(57,719)	(1,710)	(586)	—	(60,015)
Loss for the year, after cumulative effect of change in accounting principle		(385,143)	(4,221)	68,431	—	(320,933)
Currency translation reserve		(84,121)	—	—	—	(84,121)
Deferred compensation costs	6	—	—	(2,941)	—	(2,941)
Excess of contribution over assets acquired	4	—	—	(58,628)	—	(58,628)

Total shareholders' equity		(295,259)	(5,931)	14,615		(286,575)

Minority interest		23,733	—	—	—	23,733

Liabilities
Non-Current Liabilities
13.5% Senior Subordinated Notes	9	912,539	—	5,461	—	918,000
Other debt and financing	9	159,370	(26,803)	2,898	(33,765)	101,700
Deferred taxation		26,874	(12,831)	—	—	14,043

		1,098,783	(39,634)	8,359	(33,765)	1,033,743

Current Liabilities
Other debt and financing		156,666	(20,244)	—	(45,064)	91,358
Trade payables		90,945	(5,043)	—	(6,216)	79,686
Other current liabilities	7	128,251	(24,914)	3,394	(6,865)	99,866

		375,862	(50,201)	3,394	(58,145)	270,910

Total Liabilities from disposal group classified as held for sale	14	—	—	—	91,910	91,910

Total Liabilities		1,474,645	(89,835)	11,753	—	1,396,563

Total Shareholders' Equity and Liabilities		1,203,119	(95,766)	26,368	—	1,133,721

*
as restated, see item 3

Impact of consolidation of Great Universal and Modern Holdings

        As explained in adjustment item No. 16, under U.S. GAAP, both Great Universal ("GU") and Modern Holdings ("Modern") should be consolidated. Presented in the table below are the main line items of MIC's consolidated balance sheets as of December 31, 2003 and 2002 that would be materially impacted had GU and Modern been consolidated.

	2003*	2002*
	US$ '000	US$ '000
Consolidated total assets under U.S. GAAP	1,460,925	1,133,721
Impact of consolidation	48,063	71,592

Consolidated total assets after consolidation	1,508,988	1,205,313
Consolidated total shareholders' equity under U.S. GAAP	(66,006)	(286,575)
Impact of consolidation	(2,195)	(8,611)

Consolidated total shareholders' equity after consolidation	(68,201)	(295,186)

*
as restated, see item 3 for 2001 and 2002 and item 13 for 2003

Comprehensive Income:

        The Company's statement of comprehensive income under U.S. GAAP for the three-year period ended December 31, 2003, 2002 and 2001, is as follows:

	2003*	2002*	2001*
	US$ '000	US$ '000	US$ '000
Net loss under U.S. GAAP	(54,960)	(320,933)	(172,126)

Other comprehensive income (loss):
Holding gain (loss) excluding effect of sale of marketable securities sold during the year, net of tax(a)	241,163	(37,422)	(35,616)
Holding (loss) gain for securities sold during the year, net of tax(a)	5,597	(131,396)	1,949
Reclassification adjustment for net (gain) loss realized on sale of marketable securities, net of tax(a)	(5,597)	168,818	15,931
Currency translation reserve	14,923	(37,263)	(13,510)

Other comprehensive income (loss)	256,086	(37,263)	(31,246)

Comprehensive income (loss) under U.S. GAAP	201,126	(358,196)	(203,372)

(a)
The tax impact on these items is $nil in 2003 (2002: $nil; 2001: $nil)

*
as restated, see item 3 for 2001 and 2002 and item 13 for 2003

Additional Stock Option Disclosure:

        As described above, under U.S. GAAP, the Company accounts for stock options under APB25. Had compensation costs been determined in accordance with SFAS 123, the Company's net income and loss per share would have been adjusted to the following pro forma amounts.

	Year ended December 31,
	2003*	2002*	2001*
	US$ '000	US$ '000	US$ '000
Net loss, as reported	(54,960)	(320,933)	(172,126)
Add: total stock-based employee compensation expense determined under APB 25 for all awards, net of related tax effects	1,157	(1,308)	(5,315)
Deduct: total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(2,579)	2,586	(11,564)

Pro forma net loss	(56,382)	(319,655)	(189,005)

Loss per share:
As reported (basic and diluted)—$	(0.84)	(4.92)	(2.64)
Pro forma (basic and diluted)—$	(0.86)	(4.90)	(2.90)

*
as restated, see item 3 for 2001 and 2002 and item 13 for 2003

        The fair value of the options granted was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: risk free interest rates of 4.4% (2002: 4.4%), expected lives of 3.5 years, no dividends and expected volatility of 114.9% (2002: 58.4%).

Additional Tax Disclosure:

        The following table presents a reconciliation of the weighted average statutory tax rate and the effective tax rate, as required by Statement of Financial Accounting Standard No. 109, Income Taxes. The information below is presented under IFRS.

	2003	2002	2001
	%	%	%
Weighted average statutory rate	26	19	32
Items taxed at other than weighted average rate	15	10	11
Reversal of tax provision	—	—	(10)
Investment incentive program (Paraguay)	—	—	(2)
Non taxable items	(19)	(35)	(36)
Utilization of tax loss carry forward	(1)	(1)	(1)

Effective rate	21	(7)	(6)

32. SUBSEQUENT EVENTS

        In January 2004 MIC's Registration of its 2% Senior Convertible PIK Notes due 2006 was declared effective by the U.S. Securities and Exchange Commission.

        On March 25, 2004, MIC announced that it has received approval for a listing of its shares on Stockholmsbörsen (the Stock Exchange in Sweden). Trading commenced on March 30, 2004.

        On February 4, 2004 MIC's subsidiary in Vietnam, Comvik International (Vietnam) AB signed a Memorandum of Understanding with its partner VMS, a subsidiary of the Vietnam Posts and Telecommunications, to confirm their intention to extend the co-operation for the long term.

        On February 5, 2004 MIC acquired 25% of Millicom Tanzania Ltd from the Government of Tanzania, bringing its ownership to 84%.

        On February 9, 2004, MIC entered into an agreement with Rafsanjan Industrial Complex ("RIC") to manage the network to be owned by RIC under a build, operate and transfer contract (the "BOT Contract") between RIC and Telecommunications Company of Iran ("TCI"). The BOT Contract allows RIC to build and operate a nationwide GSM network (the "Network") for 2 million prepaid subscribers for a period of 11 years. MIC will be paid a share of the revenues generated by the Network. In addition, MIC has been awarded an option to acquire 47% of the company that will operate the Network.

        MIC held an Extraordinary General Meeting of Shareholders on February 16, 2004, which approved a stock split of the issued shares of the Company by exchanging one existing ordinary share with a par value of US$ 6 into four new ordinary shares with a par value of US$ 1.50 which became effective on February 20, 2004.

        On March 8, 2004, the Chairman of the Board of Directors, Mr Ledin passed away peacefully at the age of 66. Mr. Ledin provided great services to MIC contributing to the success of the Group. Mr Johannesson was appointed as new Chairman of the Board of Directors.

        On March 19, 2004, MIC formally requested the Trustee to call the entire outstanding amount of 2% Notes for redemption in cash on April 26, 2004 in accordance with the terms of the Indenture covering the 2% Notes.

33. SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

        As mentioned in Note 18, MIC exchanged, on May 8, 2003, $776 million of the 13.5% Senior Subordinated Notes for $562 million of the 11% Senior Notes and $64 million of the 2% PIK Notes, together the "New Notes". MIC's indirectly wholly owned subsidiary, Millicom International Operations B.V. or "MIOBV", will irrevocably and unconditionally guarantee certain payments of the New Notes.

        The following information presents condensed consolidating financial information for MIC, the "Issuer", MIOBV, "the Guarantor", and the other non-guarantor subsidiaries of MIC, the "Non-Guarantor Subsidiaries".

        The Company has not provided reconciliation between IFRS and U.S. GAAP for the columns relating to the Guarantor as such reconciliation would not materially affect an investor's understanding of the nature of the guarantee.

        Consolidated condensed balance sheets as of December 31, 2003 and 2002 are as follows:

	As of December 31, 2003
	Issuer	Guarantor	Non-Guarantor Subsidiaries	Consolidation adjustments	Consolidated
	US$ '000	US$ '000	US$ '000	US$ '000	US$ '000
ASSETS
Non-current assets
Property, plant and equipment, net	143	—	590,851	(103,248)	487,746
Investment in securities	2,962	—	1,986,775	(1,485,300)	504,437
Pledged deposits	22,296	—	10,233	(999)	31,530
Deferred taxation	—	—	6,656	(1,430)	5,226
Other non-current assets	314	3	97,035	(10,397)	86,955
Current assets
Inventories	—	—	14,271	(3,330)	10,941
Investment in securities	—	—	15,291	—	15,291
Amounts due from joint ventures	533,729	—	905,919	(1,426,511)	13,137
Time deposits	—	—	32,880	—	32,880
Cash and cash equivalents	22,738	57	149,368	(23,334)	148,829
Other current assets	5,535	—	216,306	(35,864)	185,977

Total assets	587,717	60	4,025,585	(3,090,413)	1,522,949

LIABILITIES
Non-current liabilities
Other non-current liabilities	—	—	103,457	—	103,457
Deferred taxation	—	—	44,219	(10,275)	33,944
Corporate debt	586,959	—	327,635	—	914,594
Other debt and financing	70,751	96,347	354,754	(395,702)	126,150
Current liabilities
Other debt and financing	—	—	141,372	(8,708)	132,664
Trade payables	2,297	—	136,961	(26,494)	112,764
Amounts due to other related parties	125	1,925	1,062,510	(1,063,952)	608
Other liabilities	12,765	94	162,958	(18,440)	157,377

Total liabilities	672,897	98,366	2,333,866	(1,523,571)	1,581,558

EQUITY
Total shareholders' equity	(85,180)	(98,306)	1,685,205	(1,586,899)	(85,180)
Minority interest	—	—	6,514	20,057	26,571

	As of December 31, 2002
	Issuer	Guarantor	Non-Guarantor Subsidiaries	Consolidation adjustments	Consolidated
	US$ '000	US$ '000	US$ '000	US$ '000	US$ '000
ASSETS
Non-current assets
Property, plant and equipment, net	188	—	604,555	(145,810)	458,933
Investment in securities	—	—	1,585,505	(1,365,119)	220,386
Pledged deposits	36,595	—	5,531	(9,205)	32,921
Deferred taxation	—	—	8,470	—	8,470
Other non-current assets	498	—	112,420	(12,343)	100,575
Current assets
Inventories	—	—	9,685	(2,723)	6,962
Investment in securities	—	—	101,540	—	101,540
Amounts due from joint ventures	616,844	—	637,790	(1,240,581)	14,053
Time deposits	10,427	—	6,851	(1,078)	16,200
Cash and cash equivalents	6,895	61	86,609	(23,114)	70,451
Other current assets	7,051	—	198,335	(32,758)	172,628

Total assets	678,498	61	3,357,291	(2,832,731)	1,203,119

LIABILITIES
Non-current liabilities
Other non-current liabilities	—	61,313	24,065	(58,504)	26,874
Corporate subordinated debt	912,539	—	—	—	912,539
Other debt and financing	—	—	201,383	(42,013)	159,370
Current liabilities
Other debt and financing	—	—	161,266	(4,600)	156,666
Trade payable	1,300	—	1,045,230	(955,585)	90,945
Amounts due to shareholders	62	—	3,976	(17)	4,021
Amounts due to other related parties	—	5,714	571,201	(570,428)	6,487
Other liabilities	59,856	6,540	70,132	(18,785)	117,743

Total liabilities	973,757	73,567	2,077,253	(1,649,932)	1,474,645

EQUITY
Total shareholders' equity	(295,259)	(73,506)	1,280,038	(1,206,532)	(295,259)
Minority interest	—	—	—	23,733	23,733

        Consolidated condensed profit and loss accounts for the year ended December 31, 2003, 2002 and 2001 are as follows:

	For the year ended December 31, 2003
	Issuer	Guarantor	Non-Guarantor Subsidiaries	Consolidation adjustments	Consolidated
	US$ '000	US$ '000	US$ '000	US$ '000	US$ '000
Revenues	4,228	—	824,879	(182,003)	647,104
Cost of sales	—	—	(212,122)	(45,880)	(258,002)
Sales and marketing	—	—	(94,027)	6,452	(87,575)
General and administrative expenses	(351)	—	(269,722)	161,624	(108,449)
Gain (loss) from sale of subsidiaries and joint ventures, net	(1,820)	(7)	(6,827)	10,867	2,213
Other operating expenses	(22,851)	(128)	(4,000)	(5,797)	(32,776)
Loss from investment securities, net	16,866	—	148,219	81,675	246,760
Net interest	(47,424)	(373)	(86,147)	3,608	(130,336)
Exchange gain (loss)	(4,719)	(143)	(40,153)	(587)	(45,602)
Charge for taxes	(200)	(54)	(67,383)	15,268	(52,369)
Other income	96,748	—	—	380	97,128
Fair value result on financial instruments	—	6,131	(6,131)	(84,578)	(84,578)
Equity income (loss)	138,346	(17,742)	—	(120,604)	—
Minority interest	—	—	(455)	(14,240)	(14,695)
Net profit (loss) for the year	178,823	(12,316)	186,131	(173,815)	178,823
	For the year ended December 31, 2002
	Issuer	Guarantor	Non-Guarantor Subsidiaries	Consolidation adjustments	Consolidated
	US$ '000	US$ '000	US$ '000	US$ '000	US$ '000
Revenues	7,419	—	774,477	(176,710)	605,186
Cost of sales	—	—	(352,061)	82,440	(269,621)
Sales and marketing	—	—	(103,297)	22,356	(80,941)
General and administrative expenses	—	(17,121)	(232,123)	84,541	(164,703)
Gain (loss) from sale of subsidiaries and joint ventures, net	19,084	17,543	(153,507)	205,694	88,814
Other operating expenses	(20,417)	(54)	(6,375)	(29,576)	(56,422)
Loss from investment securities, net	—	—	(299,963)	—	(299,963)
Net interest	(55,235)	(2,799)	(129,329)	14,130	(173,233)
Exchange gain (loss)	5,387	(30)	(19,383)	(9,457)	(23,483)
Charge for taxes	(320)	(33)	(29,808)	7,427	(22,734)
Other income (charges)(1)	118,698	64,853	(138,526)	(10,574)	34,451
Equity income (loss)	(459,759)	(132,791)	—	592,550	—
Minority interest	—	—	—	(22,494)	(22,494)
Net profit (loss) for the year	(385,143)	(70,432)	(689,895)	760,327	(385,143)

(1)
The amount of $118,698,000 recorded in the Issuer results mainly from waivers on intercompany liabilities. In the Guarantor, the other income corresponds mainly to dividends received from joint ventures.

	For the year ended December 31, 2001
	Issuer	Guarantor	Non-Guarantor Subsidiaries	Consolidation adjustments	Consolidated
	US$ '000	US$ '000	US$ '000	US$ '000	US$ '000
Revenues	5,382	—	875,658	(236,470)	644,570
Cost of sales	—	—	(357,640)	74,197	(283,443)
Sales and marketing	—	—	(133,579)	38,116	(95,463)
General and administrative expenses	—	—	(242,641)	69,729	(172,912)
Gain (loss) from sale of subsidiaries and joint ventures, net	(46,327)	(40,785)	9,748	112,411	35,047
Other operating expenses	(23,874)	(20)	(4,830)	(6,289)	(35,013)
Loss from investment securities, net	—	—	(15,931)	—	(15,931)
Net interest	(68,947)	(384)	(135,434)	17,621	(187,144)
Exchange loss	(19,449)	—	(17,740)	19,876	(17,313)
Charge for taxes	(79)	—	(33,444)	25,306	(8,217)
Other income (charges)	15,900	15,880	(10,475)	(22,735)	(1,430)
Equity income (loss)	(659)	1,597	—	(938)	—
Minority interest	—	—	—	(804)	(804)
Net profit (loss) for the year	(138,053)	(23,712)	(66,308)	90,020	(138,053)

        Consolidated condensed cash flow statements for the year ended December 31, 2003, 2002 and 2001 are as follows:

	For the year ended December 31, 2003
	Issuer	Guarantor	Non-Guarantor Subsidiaries	Consolidated
	US$ '000	US$ '000	US$ '000	US$ '000
Net cash provided by (used in) operating activities	228,223	17	(43,880)	184,360

Cash flows from investing activities:
Proceeds from the disposal of subsidiaries and joint ventures, net of cash disposed	—	—	8,848	8,848
Proceeds from the disposal of investments in securities	—	—	33,291	33,291
Purchase of investments in securities	—	—	(45,328)	(45,328)
Purchase of tangible assets	—	—	(86,452)	(86,452)
(Increase) Decrease in pledged deposits	9,935	—	181	10,116
(Increase) Decrease in time deposits	10,427	—	(28,223)	(17,796)
Cash provided by (used in) other investing activities	(17,510)	(21)	19,263	1,732

Net cash provided by (used in) investing activities	2,852	(21)	(98,420)	(95,589)

Cash flows from financing activities:
Proceeds from the issuance of debt	535,967	—	433,640	969,607
Repayment of debt and other financing	(699,929)	—	(267,147)	(967,076)
Other financing activities	(51,270)	—	37,101	(14,169)

Net cash provided by (used in) financing activities	(215,232)	—	203,594	(11,638)

Cash effect of exchange changes	—	—	1,245	1,245

Net increase in cash and cash equivalents	15,843	(4)	62,539	78,378
Cash and cash equivalents, beginning	6,895	61	63,495	70,451

Cash and cash equivalents, ending	22,738	57	126,034	148,829

	For the year ended December 31, 2002
	Issuer	Guarantor	Non-Guarantor Subsidiaries	Consolidated
	US$ '000	US$ '000	US$ '000	US$ '000
Net cash provided by (used in) operating activities	36,479	(135)	36,237	72,581

Cash flows from investing activities:
Proceeds from the disposal of subsidiaries and joint ventures, net of cash disposed	24,292	—	110,779	135,071
Proceeds from the disposal of investments in securities	73	—	167,009	167,082
Purchase of tangible assets	—	—	(135,818)	(135,818)
(Increase) Decrease in pledged deposits	(32,203)	—	15,697	(16,506)
Cash provided by (used in) other investing activities	(25,748)	194	17,390	(8,164)

Net cash provided by (used in) investing activities	(33,586)	194	175,057	141,665

Cash flows from financing activities:
Proceeds from the issuance of debt	—	—	182,828	182,828
Repayment of debt and other financing	—	—	(363,584)	(363,584)
Other financing activities	76	—	(19,100)	(19,024)

Net cash provided by (used in) financing activities	76	—	(199,856)	(199,780)

Cash effect of exchange changes	—	—	(291)	(291)

Net increase in cash and cash equivalents	2,969	59	11,147	14,175
Cash and cash equivalents, beginning	3,926	2	52,348	56,276

Cash and cash equivalents, ending	6,895	61	63,495	70,451

	For the year ended December 31, 2001
	Issuer	Guarantor	Non-Guarantor Subsidiaries	Consolidated
	US$ '000	US$ '000	US$ '000	US$ '000
Net cash provided by (used in) operating activities	(182)	724	103,427	103,969

Cash flows from investing activities:
Proceeds from the disposal of subsidiaries and joint ventures, net of cash disposed	—	—	19,251	19,251
Proceeds from the disposal of investments in securities	—	—	125,196	125,196
Purchase of tangible assets	—	—	(192,178)	(192,178)
(Increase) Decrease in pledged deposits	70,584	—	(109,667)	(39,083)
Cash provided by (used in) other investing activities	3,588	(762)	(83,086)	(80,260)

Net cash provided by (used in) investing activities	74,172	(762)	(240,484)	(167,074)

Cash flows from financing activities:
Proceeds from the issuance of debt	—	—	379,957	379,957
Repayment of debt and other financing	(115,088)	—	(243,206)	(358,294)
Other financing activities	(1,055)	33	1,935	913

Net cash provided by (used in) financing activities	(116,143)	33	138,686	22,576

Cash effect of exchange changes	—	—	1,884	1,884

Net (decrease) increase in cash and cash equivalents	(42,153)	(5)	3,513	(38,645)
Cash and cash equivalents, beginning	46,079	7	48,835	94,921

Cash and cash equivalents, ending	3,926	2	52,348	56,276

34. SUPPLEMENTAL SUBSEQUENT EVENTS [UNAUDITED]

        Under Luxembourg company law, when companies have losses equal to or greater than half the amount of their subscribed share capital, a shareholders' meeting must be convened for the shareholders to determine whether or not to liquidate the company. As of December 31, 2003, we had losses equal to more than half our subscribed share capital. At the shareholders' meeting held on July 7, 2004, the shareholders voted to continue our operations.

        On September 22, 2004, MIC sold its 65% holding in its high speed wireless data joint venture in Argentina, Millicom Argentina S.A., to the local partner, after having obtained regulatory approval.

        On October 7, 2004 and October 15, 2004, respectively, Telefónica Celular de Bolivia SA ("Telecel"), MIC's subsidiary in Bolivia, entered into refinancing agreements with the International Finance Corporation ("IFC") and the Nederlandse Financierings Maatschappij Voor Ontwikkelingslanden, N.V. ("FMO"), also known as the Netherlands Development Finance Company, relating to financing agreements having an original principal amount of $25,000,000 with IFC and $10,000,000 with FMO. In addition, on December 2, 2004, Telecel reached agreement with Bayerische Landesbank Girozentrale ("Bayerische") relating to a financing agreement in the original principal amount of approximately $10,000,000. All three of these financings are guaranteed by MIC. Prior to reaching agreement on these refinancings, Telecel had been in breach of certain financial covenants contained in each of the three facilities and the outstanding balances had been re-classified as short-term financing.

        On October 25, 2004, MIC's subsidiary in Pakistan, Paktel, signed agreements with the Pakistan Regulator to operate its GSM network with immediate effect and to renew its license for 15 years from October 23, 2004 for a license fee of $291,000,000. Paktel and the PTA have agreed deferred payment terms under which 50% of the license fee will be paid in installments over the first three years of the license. The second 50% of the license fee will be payable in ten yearly payments from 2008 through to 2017. Payments already made by Paktel for the GSM migration since 2002, totaling approximately $14 million, will be treated as payments towards Paktel's new license fee. Paktel has been awarded additional 1800 spectrum, increasing its total spectrum for its GSM network from 10MHz to 13.6MHz. The agreement followed an earlier failure by the Pakistan Regulator to comply with an agreement to operate Paktel's GSM network.

        On November 8, 2004, MIC's subsidiary Comvik International Vietnam AB, signed a second memorandum of understanding (MOU) with Vietnam Mobile Telephone Services Company. The MOU expresses the wish of both parties to continue working together in the future in the form of a joint stock company incorporated under the law on enterprises in Vietnam.

        On November 8, 2004, MIC was awarded a 10 year license to operate a GSM 900 wireless telephony network in the Republic of Chad. The license terms and conditions will be finalized in negotiations with the regulator in the coming months.

        On December 2, 2004, Mobitel, MIC's subsidiary in Ghana signed a new GSM license agreement replacing the previous agreement. The new license has a term of 15 years and is renewable at expiration for a 10 year period.

        On December 3, 2004, Telemovil, MIC's subsidiary in El Salvador, extended its cellular license in El Salvador. This license which was due for renewal in 2006 will now expire in 2018.

        On December 1, 2004, MIC priced a concurrent offering of 9 million ordinary shares and $200 million 4% convertible bonds due 2010. These offerings included an option of 1 million ordinary shares and $25 million 4% convertible bonds due 2010, which were exercised in full on December 6, 2004.

        The payment and settlement of the 9 million ordinary shares occurred on December 7, 2004 for net proceeds of $205,708,860.

        The payment and settlement of the 4% convertible bonds due 2010 occurred on January 7, 2005 for net proceeds of $195,875,000.